  As filed with the Securities and Exchange Commission on November 27, 1996
                                               Registration No.
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------

      Delaware                                6711                             63-0589368
(State or Other Jurisdiction of       (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)           Identification No.)

                             417 North 20th Street
                             Birmingham, AL  35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III               MR. H. HALL WARE, III
   LANGE, SIMPSON, ROBINSON &              ALSTON & BIRD             GILBERT, HARRELL, GILBERT,
           SOMERVILLE               601 PENNSYLVANIA AVENUE, N.W.             SUMERFORD & MARTIN
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250        777 GLOUCESTER STREET, SUITE 200
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004          BRUNSWICK, GEORGIA  31520
         (205) 250-5000                   (202) 508-3303                    (912) 265-6700


                              --------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                              --------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
Title of each                                Proposed maximum      Proposed maximum
class of securities       Amount to be      offering price             aggregate          Amount of
to be registered           registered          per unit*             offering price*   registration fee
-------------------------------------------------------------------------------------------------------
Common Stock              2,854,286         $  50.3539701          $ 143,724,632           $  43,552.92
-------------------------------------------------------------------------------------------------------

*Calculated in accordance with Rule 457(f), based on the maximum number of shares of Allied Bankshares, Inc. to be outstanding of 12,629,581 and the average of the high and low sales prices of Allied Bankshares, Inc. common stock on November 20, 1996 of $11.38.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.
--------------------------------------------------------------------------------

                         REGIONS FINANCIAL CORPORATION

                             CROSS-REFERENCE SHEET





                                                                       CAPTION OR LOCATION IN
                         FORM S-4 ITEM                               PROXY STATEMENT/PROSPECTUS
----------------------------------------------------------   ------------------------------------------
 1. Forepart of registration statement and outside front
    cover page of prospectus..............................   Outside Front Cover of Proxy
                                                             Statement/Prospectus; Facing Page of
                                                             Registration Statement; Cross-Reference Sheet.
 2. Inside front and outside back cover of prospectus.....   Available Information; Documents
                                                             Incorporated by Reference; Table of
                                                             Contents.
 3. Risk factors, ratio of earnings to fixed charges and
    other information.....................................   Summary; Comparative Market Prices and Dividends.
 4. Terms of the transaction..............................   Summary; Description of the Transaction;
                                                             Effect of the Merger on Rights of
                                                             Stockholders; Description of Regions
                                                             Common Stock.
 5. Pro forma financial information.......................   Summary; Pro Forma Financial Information.
 6. Material contacts with the company being acquired.....   Summary; Description of the Transaction.
 7. Additional information required for re-offering by
    persons and parties deemed to be underwriters.........   Not applicable.
 8. Interest of named experts and counsel.................   Opinions.
 9. Disclosure of Commission position on indemnification
    for Securities Act liabilities........................   Not Applicable (See Part II, Item 20).
10. Information with respect to S-3 registrants...........   Documents Incorporated by Reference;
                                                             Summary; Business of Regions.
11. Incorporation of certain information by reference.....   Documents Incorporated by Reference.
12. Information with respect to S-2 or S-3 registrants....   Not Applicable.
13. Incorporation of certain information by reference.....   Not Applicable.
14. Information with respect to registrants other than S-2
    or S-3 registrants....................................   Not Applicable.
15. Information with respect to S-3 companies.............   Business of Allied; Voting Securities and
                                                             Principal Stockholders of Allied
16. Information with respect to S-2 or S-3 companies......   Not Applicable.
17. Information with respect to companies other than S-2
    or S-3 companies......................................   Not Applicable.
18. Information if proxies, consents, or authorizations
    are to be solicited...................................   Documents Incorporated by Reference;  Summary;
                                                             The Special Meeting; Description of the Transaction;
                                                             Description of Regions Common Stock.
19. Information if proxies, consents, or authorizations
    are not to be solicited or in an exchange offer.......   Not Applicable.


Dear Allied Bankshares, Inc. Stockholder:

    You are cordially invited to attend the Special Meeting of Stockholders of Allied Bankshares, Inc. ("Allied") to be held at the Thomson-McDuffie County Library, 338 Main Street, Thomson, Georgia on January ______, 1997, at ______00 p.m., local time, notice of which is enclosed.

    At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which Allied will merge (the "Merger") with and into Regions, and the subsidiaries of Allied will become subsidiaries of Regions. Upon consummation of the Merger, each share of Allied common stock issued and outstanding (except for certain shares held by Allied or Regions) will be converted into .226 of a share of Regions common stock.

    The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

    The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by Allied stockholders and approval of the Merger by various regulatory agencies.

    It is important to understand that approval of the Agreement requires the affirmative vote of a majority of the shares of common stock of Allied outstanding and entitled to vote at the Special Meeting, not just a majority of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

    Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for Allied, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

                                           Sincerely,



                                           Boone A. Knox
                                           Chairman and Chief Executive
                                                  Officer

                            ALLIED BANKSHARES, INC.
                    149 MAIN STREET, THOMSON, GEORGIA, 30824
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD JANUARY ______, 1997


    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Allied Bankshares, Inc. ("Allied"), a bank holding company, will be held at the Thomson-McDuffie County Library, 338 Main Street, Thomson, Georgia on January ______, 1997, at ______:00 .m., local time, for the following purposes:

    1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of June 13, 1996 (the "Agreement"), by and between Allied and Regions Financial Corporation ("Regions") pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of Allied through the merger of Allied with and into Regions (the "Merger"), (ii) each share of Allied common stock (except for certain shares held by Allied or Regions) will be converted into .226 of a share of Regions common stock, and (iii) each Allied stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus; and

    2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

    Only stockholders of record at the close of business on December ______, 1996, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

    Stockholders of Allied do not have the right to dissent from the Merger and obtain payment of the fair value of their shares in cash.

    The Board of Directors of Allied unanimously recommends that holders of Allied common stock vote to approve the proposals listed above.

    We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Allied an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                        By Order of the Board of Directors



                                        Ben O. Howell, Jr.
                                        Corporate Secretary


December ______, 1996

       ALLIED BANKSHARES, INC.               REGIONS FINANCIAL CORPORATION
           PROXY STATEMENT                            PROSPECTUS
 FOR SPECIAL MEETING OF STOCKHOLDERS                 COMMON STOCK
   TO BE HELD JANUARY ______, 1997                 (PAR VALUE $.625)
                                                   2,854,286 SHARES

                   ______________________________________


    This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of Allied Bankshares, Inc., a bank holding company organized and existing under the laws of the state of Georgia ("Allied") upon consummation of the proposed merger (the "Merger") described herein, by which Allied will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of June 13, 1996, by and between Regions and Allied (the "Agreement").

    On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) Allied will merge with and into Regions, (ii) each outstanding share of the $1.00 par value common stock of Allied ("Allied Common Stock") will be converted into .226 of a share of Regions Common Stock, and (iii) each Allied stockholder will receive cash in lieu of any remaining fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

    As a result of the Merger, the separate existence of Allied will cease, and the subsidiaries of Allied will become wholly owned subsidiaries of Regions. For a further description of the terms of the Merger, see "Description of the Transaction."

    This Prospectus also constitutes a Proxy Statement of Allied and is being furnished to the stockholders of Allied in connection with the solicitation of proxies by the Board of Directors of Allied for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on January ______, 1997, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of Allied on or about December ______, 1996.



THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

     The date of this Proxy Statement/Prospectus is December ______, 1996.

                             AVAILABLE INFORMATION

    Regions and Allied are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

    This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REGIONS OR ALLIED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF REGIONS OR ALLIED SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to Allied was supplied by Allied.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (which includes supplemental consolidated financial statements of Regions, giving effect to the March 1, 1996 combination of First National Bancorp with Regions, accounted for as a pooling of interests);

         2. Regions' Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1996;

         3. Regions' Current Report on Form 8-K dated as of March 1, 1996, and amendment no. 1 thereto filed March 28, 1996;

         4. Regions' Current Report on Form 8-K filed June 4, 1996 (which includes management's discussion and analysis of financial condition and results of operations of Regions, giving effect to the combination of First National Bancorp with Regions, accounted for as a pooling of interests);

         5. Regions' Current Report on Form 8-K filed June 26, 1996;

         6. Regions' Current Report on Form 8-K filed November 20, 1996;

         7. Regions' report on Form 10-C filed March 11, 1996; and

         8. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

    Regions' Annual Report on Form 10-K for the year ended December 31, 1995, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1995," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

    The following documents previously filed with the SEC by Allied pursuant to the Exchange Act are hereby incorporated by reference herein:

    1. Allied's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    2. Allied's Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1996; and

    3. Allied's Current Report on Form 8-K filed with the SEC and dated June 21, 1996.

    All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded. In particular, reference is made to the Regions' Annual Report on Form 10-K for the year ended December 31, 1995, and Regions' Current Report on Form 8-K dated June 4, 1996, which include supplemental consolidated financial statements and the related management's discussion and analysis of financial condition and results of operations of Regions, giving effect to the combination of First National Bancorp with Regions, effected March 1, 1996, and accounted for as a pooling of interests. See "Summary" and "Business of Regions--Recent Developments."

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), IF FILED BY REGIONS, FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, P.O. BOX 1448, MONTGOMERY, ALABAMA 36102 (TELEPHONE (334) 832-8401), AND IF FILED BY ALLIED, FROM BEN O. HOWELL, JR., CORPORATE SECRETARY, 149 MAIN STREET, THOMSON, GEORGIA,

30824 (TELEPHONE (706) 595-9500). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY ___, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Special Meeting of Allied Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     The Merger; Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Absence of Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Reasons for the Merger; Recommendation of Allied's Board
        of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Opinion of Allied's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Regulatory Approvals and Other Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Certain Differences in Stockholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Comparative Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
DESCRIPTION OF THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Opinion of Allied's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Effective Date of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Management Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Absence of Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Resales of Regions Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Antitakeover Provisions Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Amendment of Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Classified Board of Directors and Absence of Cumulative Voting . . . . . . . . . . . . . . . . . . . . . . . . .
     Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Limitations on Director Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Special Meetings of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Actions by Stockholders Without a Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Stockholder Nominations and Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Mergers, Consolidations, and Sales of Assets Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Business Combinations with Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Dissenters' Rights of Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Stockholders' Rights to Examine Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
COMPARATIVE MARKET PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
BUSINESS OF ALLIED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF ALLIED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
BUSINESS OF REGIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SUMMARY PRO FORMA FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Selected Pro Forma Combined Data for Regions and Allied  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Selected Pro Forma Combined Data for Regions, Allied, and
        Other Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Support of Subsidiary Institutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Prompt Corrective Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
DESCRIPTION OF REGIONS COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
APPENDIX A--Agreement and Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
APPENDIX B--Opinion of Financial Consulting Associates, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1

                                    SUMMARY

    The following is a summary of certain information relating to the Special Meeting, the proposed Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "Allied" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

    Allied. Allied is a bank holding company organized and existing under the laws of the state of Georgia, with its principal executive office located in Thomson, Georgia. Allied operates principally through its three banking subsidiaries, which provide a range of retail banking services through 26 offices in east central Georgia. At September 30, 1996, Allied had total consolidated assets of approximately $557 million, total consolidated deposits of approximately $442 million, and total consolidated stockholders' equity of approximately $68 million. Allied's principal executive office is located at 149 Main Street, Thomson, Georgia, 30824 and its telephone number at such address is (706) 595-9500.

    Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 373 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1996. At that date, Regions had total consolidated assets of approximately $18.7 billion, total consolidated deposits of approximately $15.2 billion, and total consolidated stockholders' equity of approximately $1.6 billion. Regions is the second largest bank holding company headquartered in Alabama in terms of assets, based on September 30, 1996 information. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    Since December 31, 1995, Regions has completed the acquisitions of eight financial institutions, six of which are located in Georgia and two of which are located in Louisiana (referred to as the "Recently Completed Acquisitions"). Regions also has entered into definitive agreements to acquire, in addition to Allied, three additional financial institutions, one of which is located in Florida and two of which are located in Louisiana (the "Other Pending Acquisitions"). For information with respect to the Recently Completed Acquisitions and the Other Pending Acquisitions, see "Documents Incorporated by Reference" and "Business of Regions--Recent Developments."

    Regions commenced operations in 1971, under its former name First Alabama Bancshares, Inc., as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

    Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF ALLIED STOCKHOLDERS

    The Special Meeting will be held at :00 p.m., local time, on January ______, 1997, at the Thomson-McDuffie County Library, 338 Main Street, Thomson, Georgia for the purpose of considering and voting on approval of the Agreement. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

    Only holders of record of Allied Common Stock at the close of business on December ______, 1996 (the "Record Date"), will be entitled to vote at the Special Meeting. The affirmative vote of a majority of the shares of Allied Common Stock outstanding and entitled to vote at the Special Meeting will be required to approve the Agreement. As of the Record Date, there were 12,629,581 shares of Allied Common Stock outstanding and entitled to be voted.

    The directors and executive officers of Allied and their affiliates beneficially owned, as of the Record Date, ______ shares (or approximately ______% of the outstanding shares) of Allied Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Allied Common Stock. As of that date, neither Allied nor Regions held any shares of Allied Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

    The Agreement provides for the acquisition of Allied by Regions pursuant to the Merger of Allied with and into Regions. On the Effective Date, each share of Allied Common Stock then issued and outstanding (excluding any shares held by Allied, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into .226 of a share of Regions Common Stock (the "Exchange Ratio"). No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any Allied stockholder would be entitled upon consummation of the Merger, based on the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last full trading day immediately preceding the Effective Date. See "Description of the Transaction--General."

ABSENCE OF DISSENTERS' RIGHTS

    In accordance with the applicable provisions of the Georgia Business Corporation Code (the "Georgia Act"), the holders of shares of Allied Common Stock are not afforded the right to dissent from the Merger and to receive an appraised value of such shares in cash.

REASONS FOR THE MERGER; RECOMMENDATION OF ALLIED'S BOARD OF DIRECTORS

    Allied's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Allied and its stockholders. Accordingly, Allied's Board unanimously recommends that Allied's stockholders vote FOR approval of the Agreement. In approving the Agreement, Allied's directors considered Allied's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, and legal advice concerning the proposed Merger, and the opinion of Financial Consulting Associates, Inc. ("FCA") that, as of the date of its opinion, the consideration to be received in the

Merger was fair, from a financial point of view, to the stockholders of Allied. See "Description of the Transaction--Background of and Reasons for the Merger."

OPINION OF ALLIED'S FINANCIAL ADVISOR

    FCA has rendered an opinion to Allied that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of Allied. The opinion of FCA is attached as Appendix B to this Proxy Statement/Prospectus. Allied stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Opinion of Allied's Financial Advisor."

EFFECTIVE DATE

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Georgia Certificate of Merger are filed and become effective with, respectively, the Delaware Secretary of State and the Georgia Secretary of State. Unless otherwise agreed upon by Regions and Allied, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur before the tenth business day following the last to occur of: (i) the effective date (including the expiration of any applicable waiting period) of the last required consent of any federal or state regulatory authority having authority over approving or exempting the Merger and (ii) the date on which the Agreement is approved by the requisite vote of Allied stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1997, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of Allied a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Allied Common Stock for certificates representing shares of Regions Common Stock. ALLIED STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

    The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of Banking and Finance of the State of Georgia (the "Georgia Department"). Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of the Georgia Department and the Federal Reserve will be given or as to the timing or conditions of such approvals.

    Consummation of the Merger is subject to various other conditions, including receipt of the required approval of Allied stockholders, receipt of an opinion of counsel or a ruling from the Internal Revenue Service as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual consent of the Boards of Directors of both Allied and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by March 31, 1997, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, Allied will continue to operate as a bank holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Allied's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of Allied generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of Allied Common Stock for Regions Common Stock will not give rise to gain or loss to Allied stockholders, except to the extent of any cash received in lieu of fractional share interests. Gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of
Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

    DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, ALLIED STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

    On the Effective Date, Allied stockholders, whose rights are governed by the Georgia Act and by Allied's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

    The rights of Regions stockholders differ from the rights of Allied stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

OPTION AGREEMENT

    Allied, as issuer, and Regions, as grantee, entered into a stock option agreement (the "Option Agreement") pursuant to which Allied granted Regions an option to purchase, under certain circumstances and subject to certain adjustments and limitations, up to 2,513,286 shares of Allied Common Stock at a price of $12.00 per share. The Option Agreement is exercisable upon the occurrence of certain events that create the potential for another party to acquire control of Allied. To the best knowledge of Allied, no such event which would permit exercise of the Option Agreement has occurred as of the date of this Proxy Statement/Prospectus. The Option Agreement was granted by Allied as a condition of and in consideration for Regions' entering into the Agreement and is intended to increase the likelihood that the Merger will be effected by making it more difficult and more expensive for a third party to acquire control of Allied. See "Description of the Transaction--Option Agreement."


COMPARATIVE MARKET PRICES OF COMMON STOCK

    Regions Common Stock and Allied Common Stock are traded in the over-the-counter market and are quoted in the Nasdaq National Market. The following table sets forth the most recent closing sale price of Regions Common Stock, the most recent closing sale price of Allied Common Stock, and the equivalent per share price (as explained below) of Allied Common Stock as of the close of the market on June 13, 1996, the last trading day immediately preceding public announcement of the Merger, and December ______, 1996, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus:


                                                                                    EQUIVALENT
                                                                                        PER
                                                                                    SHARE PRICE
                                       REGIONS               ALLIED                  OF ALLIED
MARKET PRICE PER SHARE AT:          COMMON STOCK          COMMON STOCK             COMMON STOCK
--------------------------          ------------          ------------             ------------
June 13, 1996                      $ 47.75                     $ 12.00                $ 10.79
December, 1996

    The equivalent per share price of Allied Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of .226. Stockholders are advised to obtain current market quotations for Regions Common Stock and Allied Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.


COMPARATIVE PER SHARE DATA

    The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and Allied, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, (iii) an equivalent pro forma basis per share of Allied Common Stock, giving effect to the Merger, (iv) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger and the Other Pending Acquisitions (as defined under "Business of Regions--Recent Developments"), and (v) an equivalent pro forma basis per share of Allied Common Stock, giving effect to the Merger and the Other Pending Acquisitions. The Regions and Allied pro forma combined information and the Allied pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and assume an Exchange Ratio of .226.
The Regions, Allied, and Other Pending Acquisitions pro forma combined information and the Allied pro forma Merger and Other Pending

Acquisitions equivalent information give effect to (i) the Merger as described in the preceding sentence and (ii) the Other Pending Acquisitions as described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, Allied, and Other Acquisitions." See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

    The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and Allied, including the respective notes thereto. Regions' historical information has been restated to give effect to the combination of First National Bancorp with Regions, effected March 1, 1996, and accounted for as a pooling of interests. See "Documents Incorporated by Reference," and "--Selected Financial Data."

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                         ------------------       ---------------------------
                                                             1996      1995          1995      1994      1993
                                                             ----      ----          ----      ----      ----
                                                             (Unaudited)            (Unaudited except Regions
                                                                                        and Allied historical)
NET INCOME PER COMMON SHARE
Regions historical  . . . . . . . . . . . . . . . . .      $ 2.66    $ 2.49        $ 3.21    $ 3.10    $ 2.81
Allied historical   . . . . . . . . . . . . . . . . .         .43       .53           .73       .63       .68
Regions and Allied pro forma combined(1)  . . . . . .        2.63                    3.21      3.09      2.82
Allied pro forma Merger equivalent(2) . . . . . . . .         .59                     .73       .70       .64
Regions, Allied, and Other Pending Acquisitions
     pro forma combined(3)  . . . . . . . . . . . . .        2.63                    3.23      3.10      2.83
Allied pro forma Merger and Other Pending
     Acquisitions equivalent(2) . . . . . . . . . . .         .59                     .73       .70       .64
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical  . . . . . . . . . . . . . . . . .      $ 1.05    $  .99        $ 1.32    $ 1.20    $ 1.04
Allied historical . . . . . . . . . . . . . . . . . .         .27       .24           .32       .29       .24
Allied pro forma Merger equivalent(4) . . . . . . . .         .24       .22           .30       .27       .24
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical  . . . . . . . . . . . . . . . . .      $24.86    $23.00        $23.38    $21.26    $19.85
Allied historical.  . . . . . . . . . . . . . . . . .        5.39      5.17          5.36      4.47      4.47
Regions and Allied pro forma combined(1)  . . . . . .       24.91
Allied pro forma Merger equivalent(2) . . . . . . . .        5.63
Regions, Allied, and Other Pending Acquisitions
     pro forma combined(3)  . . . . . . . . . . . . .       24.89
Allied pro forma Merger and Other Pending
     Acquisitions equivalent(2) . . . . . . . . . . .        5.63

_____________________

(1) Represents the combined results of Regions and Allied as if the Merger were consummated on January 1, 1993 (or September 30, 1996, in the case of Book Value Per Share Data), and were accounted for as a pooling of interests.
(2) Represents pro forma combined information multiplied by the Exchange Ratio of .226 of a share of Regions Common Stock for each share of Allied Common Stock.
(3) Represents the pro forma combined information of Regions, Allied, and Other Pending Acquisitions as if the Merger were consummated at the time and pursuant to the accounting basis described in note (1) and the Other Pending Acquisitions were consummated at the time and pursuant to the accounting bases described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, Allied, and Other Pending Acquisitions."
(4) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of .226 of a share of Regions Common Stock for each share of Allied Common Stock.

SELECTED FINANCIAL DATA

    The following tables present certain selected historical financial information for Regions and Allied. The data for Regions have been restated to give effect to the combination with First National Bancorp consummated on March 1, 1996, which was accounted for as a pooling of interests. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and Allied incorporated by reference or included herein. Interim unaudited data for the nine months ended September 30, 1996 and 1995 of Regions and Allied reflect, in the opinion of the respective managements of Regions and Allied, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1996, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference."

Selected Historical Financial Data of Regions

                                         NINE MONTHS
                                       ENDED SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                      --------------------   ----------------------------------------------
                                      1996       1995        1995       1994       1993       1992       1991
                                      ----       ----        ----       ----       ----       ----       ----
                                         (Unaudited)
                                                     (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income . . . .  $1,029,151 $   937,180 $ 1,259,600  $  991,693 $   746,544 $   737,094  $ 778,848
  Total interest expense  . . .     508,573     472,106     635,336     436,157     296,195     324,420    428,083
  Net interest income . . . . .     520,578     465,074     624,264     555,536     450,349     412,674    350,765
  Provision for loan losses . .      21,734      17,275      30,271      20,580      24,695      39,367     34,879
  Net interest income after
       loan loss provision  . .     498,844     447,799     593,993     534,956     425,654     373,307    315,886
  Total noninterest income excluding
       security gains (losses)      162,759     138,919     187,830     171,705     169,318     148,007    129,232
  Security gains (losses) . . .         259         307        (424)        344         831       2,353        (89)
  Total noninterest expense . .     415,955     355,734     487,461     442,376     383,130     343,279    302,795
  Income tax expense  . . . . .      81,022      77,339      96,109      84,109      66,169      56,405     41,502
  Net income  . . . . . . . . .     164,885     153,952     197,829     180,520     146,504     123,983    100,732

PER SHARE DATA:
  Net income  . . . . . . . . .  $     2.66 $      2.49 $      3.21  $     3.10 $      2.81 $      2.42  $    2.01
  Cash dividends  . . . . . . .        1.05         .99        1.32        1.20        1.04         .91        .87
  Book value  . . . . . . . . .       24.86       23.00       23.38       21.26       19.85       17.13      15.47

OTHER INFORMATION:
  Average number of shares
  outstanding                        61,980      61,765      61,670      58,206      52,153      51,192     50,192

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets  . . . . . . . . $18,731,424 $16,959,785 $16,851,774 $15,810,076 $13,163,161 $10,457,676 $9,188,048
  Securities  . . . . . . . . .   4,005,675   3,848,618   3,863,781   3,346,291   2,993,417   2,255,732  2,076,199
  Loans, net of unearned income  13,032,238  11,567,327  11,542,311  10,855,195   8,430,931   6,657,557  5,726,818
  Total deposits  . . . . . . .  15,186,950  13,329,310  13,497,612  12,575,593  11,025,376   8,923,801  8,047,731
  Long-term debt  . . . . . . .     447,959     653,431     632,019     599,476     525,820     151,460     24,461
  Stockholders' equity  . . . .   1,554,740   1,418,056   1,429,253   1,286,322   1,106,361     886,116    779,002

PERFORMANCE RATIOS:
  Return on average assets (1)         1.25%       1.26%       1.21%       1.27%       1.38%       1.29%      1.15%
  Return on average stockholders'
       equity (1) . . . . . . .       14.83       15.06       14.29       15.26       15.76       15.04      13.58
  Net interest margin (1) . . .        4.29        4.22        4.21        4.37        4.77        4.85       4.58
  Efficiency (2)  . . . . . . .       59.97       57.70       58.79       59.44       60.23       59.62      60.92
  Dividend payout . . . . . . .       39.47       39.76       41.12       38.71       37.01       37.60      43.28

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income (1)       .10%        .10%        .17%.       .19%        .23%        .36%       .45%
  Problem assets to net loans and
       other real estate (3)  .         .54         .65         .59         .75        1.12        1.29       1.62
  Nonperforming assets to net loans
       and other real estate (4)        .73         .71         .68         .80        1.28        1.39       1.74
  Allowance for loan losses to loans,
       net of unearned income .        1.37        1.36        1.38        1.32        1.48        1.51       1.34
  Allowance for loan losses to
       nonperforming assets (4)      186.89      191.54      202.55      164.48      115.88      107.97      76.76

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets . . . . .        8.41%       8.39%       8.44%       8.35%       8.76%       8.60%      8.49%
  Average loans to average deposits   85.01       86.91       86.12       79.90       76.41       71.59      72.34
  Tier 1 risk-based capital (5)       10.71       10.82       11.14       10.69       11.13       11.68      11.85
  Total risk-based capital (5)        13.53       14.28       14.61       14.29       13.48       14.44      13.19
  Tier 1 leverage (5) . . . . .        7.57        7.25        7.49        8.21       10.11        8.44       8.40

--------------------------
  (1)    Interim period ratios are annualized.
  (2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

Selected Historical Financial Data of Allied

                                         NINE MONTHS
                                     ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                 --------------------------  -------------------------------------------------
                                       1996       1995       1995       1994        1993       1992       1991
                                       ----       ----       ----       ----        ----       ----       ----
                                        (Unaudited)
                                                  (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income . . . .   $ 33,017    $ 32,547   $ 43,637   $  35,724  $  33,363  $  34,782   $ 34,056
  Total interest expense  . . .     15,005      14,427     19,455      13,846     13,134     16,046     19,325
  Net interest income . . . . .     18,012      18,120     24,182      21,878     20,229     18,736     14,731
  Provision for loan losses . .        800         389        700         489        520      1,465      3,104
  Net interest income after
       loan loss provision  . .     17,212      17,731     23,482      21,389     19,709     17,271     11,627
  Total noninterest income
       excluding security gains
       (losses)                      4,028       3,947      5,063       4,618      4,693      4,807      4,457
  Security gains (losses) . . .        153          41        531         432        378        531        847
  Total noninterest expense . .     13,386      11,917     15,724      15,879     13,689     13,541     11,287
  Income tax expense  . . . . .      2,564       3,068      4,190       3,020      3,222      2,465      1,307
  Net income  . . . . . . . . .      5,443       6,734      9,162       7,540      7,869      6,603      4,337

PER SHARE DATA:
  Net income  . . . . . . . . .   $    .43    $    .53   $    .73   $     .63  $     .68  $     .57   $    .37
  Cash dividends  . . . . . . .        .27         .24        .32         .29        .24        .19        .14
  Book value  . . . . . . . . .       5.39        5.17       5.36        4.47       4.47       3.63       2.82

OTHER INFORMATION:
  Average number of shares
   outstanding                      12,623      12,616     12,614      11,901     11,611     11,579     11,613

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets  . . . . . . . .   $557,394    $538,892   $538,399   $ 535,840  $ 448,946  $ 410,196   $397,977
  Securities. . . . . . . . . .    175,869     157,475    173,099     162,168    153,675    145,266    135,998
  Loans, net of unearned income    305,773     318,105    307,968     312,202    234,910    227,103    211,772
  Total deposits  . . . . . . .    442,474     416,061    421,585     414,813    363,091    342,376    332,559
  Long-term debt  . . . . . . .     26,087       1,213      1,050       1,164      6,226      1,289      3,202
  Stockholders' equity  . . . .     68,084      65,340     67,635      56,452     52,056     42,035     37,506

PERFORMANCE RATIOS:
  Return on average assets (1)        1.31%       1.70%      1.73%       1.64%      1.84%      1.64%      1.31%
  Return on average stockholders'
       equity (1) . . . . . . .      10.93       14.59      14.68       14.55      17.30      16.37      14.13
  Net interest margin (1) . . .       5.05        5.33       5.34        5.48       5.46       5.39       5.56
  Efficiency (2)  . . . . . . .      58.08       51.71      51.13       56.98      52.33      55.19      51.95
  Dividend payout . . . . . . .      62.59       44.33      43.80       44.02      33.66      31.32      35.00

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income (1)      .40%        .25%       .33%        .21%       .27%       .18%      1.43%
  Nonperforming assets to net loans
       and other real estate (3)      1.82        1.59       2.00        1.97        .76        .88       2.03
  Allowance for loan losses to loans,
       net of unearned income .       1.27        1.33       1.40        1.48       1.64       1.73       1.35
  Allowance for loan losses to
       nonperforming assets (3)      68.85       83.17      69.59       74.78     215.94     196.59      66.23

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets . . . . .      11.98%      11.69%     11.76%      11.26%     10.63%     10.05%      9.25%
  Average loans to average deposits  70.81       77.57      76.64       71.68      67.87      66.32      94.81
  Tier 1 risk-based capital (4)      17.10       15.15      16.72       16.06      17.86      15.79      15.63
  Total risk-based capital (4)       18.32       16.10      18.13       17.65      19.11      17.04      17.19
  Tier 1 leverage (4) . . . . .      10.05        9.59       9.68        9.00      10.15      10.58      10.33

--------------------------
  (1)    Interim period ratios are annualized.
  (2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (3) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (4) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to the holders of Allied Common Stock in connection with the solicitation by the Allied Board of Directors of proxies for use at the Special Meeting, at which Allied stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at :00 .m., local time, on January ______, 1997, at the Thomson-McDuffie County Library, 338 Main Street, Thomson, Georgia.

     Allied stockholders are requested promptly to sign, date, and return the accompanying proxy card to Allied in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

    Any Allied stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Allied a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Allied before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to Allied Bankshares, Inc., 149 Main Street, Thomson, Georgia, 30824, Attention: Ben O. Howell, Jr., Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Allied Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, Allied is unaware of any other matter to be presented at the Special Meeting.

    Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of Allied, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

     Allied stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

     Allied's Board of Directors has established the close of business on December ______, 1996, as the Record Date for determining the Allied stockholders entitled to notice of and to vote at the Special Meeting. Only Allied stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the shares of Allied Common Stock outstanding and entitled to vote at the Special Meeting is required in order to approve the Agreement. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. As of the Record Date, there were approximately ______ holders of the 12,629,581 shares of Allied Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by Allied to beneficially own more than 5.0% of the outstanding shares of Allied Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of Allied."

    The presence, in person or by proxy, of a majority of the outstanding shares of Allied Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of Allied Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement. Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the Allied Common Stock outstanding and entitled to vote at the Special Meeting.

    The directors and executive officers of Allied and their affiliates beneficially owned, as of the Record Date, ______ shares (or approximately ______ % of the outstanding shares) of Allied Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Allied Common Stock. As of that date, no subsidiary of either Allied or Regions held any shares of Allied Common Stock in a fiduciary capacity for others.


                         DESCRIPTION OF THE TRANSACTION

    The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

    Each share of Allied Common Stock (excluding any shares held by Allied, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Date will be converted into .226 of a share of Regions Common Stock. Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

    No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which an Allied stockholder would otherwise receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last full trading day prior to the Effective Date.

BACKGROUND OF AND REASONS FOR THE MERGER

    BACKGROUND OF THE MERGER. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

    In March of 1996, Allied requested that FCA discuss with its Board of Directors its view of the implications for Allied of these and other industry developments and trends. On April 9, FCA met with Allied's Board of Directors to discuss, in light of these industry developments and trends, strategies which could enhance stockholder value with Allied remaining independent, transactions designed to more effectively utilize Allied's excess capital and the effectiveness of efforts to improve the liquidity characteristics of Allied Common Stock. FCA also discussed the likely affiliation candidates who could be expected to have an acquisition interest in Allied and the valuation and quality of currency implications of selling control of the institution to one of these affiliation candidates.

     In its presentation FCA noted, among other things, that the continued consolidation among depository financial institutions has resulted in historically high acquisition premiums being realized in the sale of community based banking institutions. These high acquisition premiums have made it increasingly difficult for institutions like Allied to create stockholder value through their own acquisition programs. FCA also noted that the consolidation among larger financial institutions and changes in the larger institution's market strategies have reduced the number of affiliation candidates who could be expected to have an acquisition interest in Allied. FCA finally noted that recent banking legislation in Georgia permitting limited statewide branching could be expected to increase competition in certain of Allied's markets, adversely affecting Allied's profitability and franchise value.

     Allied and its Board of Directors concluded that it could best serve its stockholders, employees, customers and community by combining with a regional banking organization, provided that Allied could obtain a fair price for its stockholders. Accordingly, Allied engaged FCA as its financial advisor, to assist it in identifying its most attractive affiliation candidate. This led to discussions between Allied and Regions which culminated in the Agreement.

     ALLIED'S REASONS FOR THE MERGER. In approving the Merger, the directors of Allied considered a number of factors. Without assigning any relative or specific weights to the factors, the Allied Board of Directors considered the following material factors:

    (a) the information presented to the directors by the management of Allied concerning the business, operations, earnings, asset quality, and financial condition of Allied, including compliance with regulatory capital requirements on an historical and prospective basis;

    (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of Allied Common Stock;

    (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of Allied Common Stock for Regions Common Stock for federal and state income tax purposes;

    (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

    (e) the opinion rendered by Allied's financial advisor to the effect that, from a financial point of view, the conversion of each share of Allied Common Stock into the number of shares of Regions Common Stock equal to the Exchange Ratio on the terms and conditions set forth in the Agreement is fair to the holders of Allied Common Stock.

    The terms of the Merger were the result of arms-length negotiations between representatives of Allied and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of Allied unanimously approved the Merger as being in the best interests of Allied and its stockholders.

    Allied's Board of Directors unanimously recommends that Allied stockholders vote for approval of the Agreement.

    REGIONS' REASONS FOR THE MERGER. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

    (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Allied on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area,
(ii) the demographic, economic, and financial characteristics of the markets in which Allied operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of Allied; and

    (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into markets in the general vicinity of its core markets.

OPINION OF ALLIED'S FINANCIAL ADVISOR

    Allied has retained FCA to act as its financial advisor in connection with the Merger. Representatives of FCA participated in numerous meetings of the Allied Board where a possible combination with Regions or other regional bank holding companies was discussed including a meeting held on June 12, 1996. At that meeting the Allied Board approved the final Agreement with Regions and FCA rendered its oral opinion to the effect that, as of such date, conversion of each share of Allied Common Stock into the right to receive a number of shares of Regions Common Stock equal to the Exchange Ratio and the additional terms provided by the Agreement (the "Per Share Purchase Price and Terms") were fair to the stockholders of Allied from a financial point of view. FCA has also rendered its written opinion to the Allied Board that on the date of this Prospectus/Proxy Statement, based on the information set forth therein, the Per Share Purchase Price and Terms were fair, from a financial point of view, to the Allied stockholders.

    THE FULL TEXT OF FCA'S WRITTEN OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. ALLIED STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY FCA IN CONNECTION THEREWITH.

    FCA's opinion is directed to the Allied Board only and is directed only to the Per Share Purchase Price and Terms and does not constitute a recommendation to any Allied stockholder regarding how such stockholder should vote at the Special Meeting.

    In arriving at its written opinion, FCA, among other things: (i) analyzed certain audited and unaudited financial statements and other information of Allied and Regions; (ii) reviewed and discussed with appropriate management personnel of Allied and Regions the past and current business activities and financial results and the business and financial outlook of Allied and Regions;
(iii) reviewed the historical price and trading activity of the common stock of Allied and Regions; (iv) compared certain financial and stock market data relating to Regions with similar data of other publicly held banking institutions considered to be potential alternative affiliation candidates to Regions for Allied; (v) performed an analysis comparing the pro forma consequences of the Merger to Allied stockholders with respect to earnings per share, tangible book value per share and dividends per share represented by the Regions Common Stock they will receive in the Merger to those same measures represented by the Allied Common Stock they currently hold; (vi) reviewed the prices paid in certain comparable acquisition transactions of community banking institutions and the multiples of earnings and book value and the level of deposit base premium received by the selling institutions; (vii) reviewed the Agreement and certain related documents; (viii) considered the financial implications of certain other strategic alternatives available to Allied; and
(ix) performed such other analyses as FCA deemed appropriate.

    In conducting its analysis and arriving at its opinion, FCA assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. FCA also relied upon the management of Allied with respect to the reasonableness and achievability of the financial forecast (and the assumptions and bases underlying such forecast) provided to it. Allied instructed FCA that, for the purposes of its opinion, FCA should assume that such forecast will be realized in the amounts and in the time periods currently estimated by the management of Allied. FCA also assumed, with Allied's consent, that the aggregate allowances for loan losses for each of Allied and Regions are adequate to cover such losses. FCA is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. FCA did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either Allied or Regions or any of their subsidiaries. FCA did not, and was not asked to, express any opinion about what the value of Regions Common Stock actually will be when issued to the holders of Allied Common Stock pursuant to the Merger or the price at which Regions Common Stock will trade subsequent to the Merger. Moreover, Allied has informed FCA, and FCA has assumed, that the Merger will be recorded utilizing pooling-of-interests accounting under generally accepted accounting principles ("GAAP").

    No limitations were imposed by Allied or the Allied Board on the scope of FCA's investigation or the procedures to be followed by FCA in rendering its opinion. As part of its procedures, FCA solicited major regional bank holding companies for their indications of acquisition interest in Allied. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to FCA as of, the date of its analysis.

    In arriving at the fairness, from a financial point of view, of the consideration to be received by the stockholders of Allied, FCA developed an opinion of the value of Allied Common Stock should the institution remain independent and analyzed such value in light of the premium represented by the Per Share Purchase Price and Terms. In connection with rendering its opinion to the Allied Board, FCA also reviewed a variety of generally recognized valuation methodologies and merger analyses and performed those which it believed were most appropriate for developing its opinion of fairness, from a financial point of view.

    The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, FCA did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by FCA was assigned a greater significance by FCA than any other. Accordingly, FCA believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, FCA made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Allied's and Regions' control. Any estimates contained in FCA's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, FCA's opinion and presentation to the Allied Board was one of many factors taken into consideration by the Allied Board in making its determination to approve the Agreement.

    The following is a brief summary of analyses performed by FCA in connection with its oral opinion delivered to the Allied Board on June 12, 1996:

    Summary of Proposal. FCA reviewed the terms of the proposed transaction as reflected in the Agreement, including the calculation of the Exchange Ratio. FCA stated that based on the recent price of Regions Common Stock of $47.875, an Exchange Ratio of .2260 shares of Regions Common Stock per share of Allied Common Stock would provide Allied stockholders a per share value of $10.82 (the "Per Share Purchase Price").

    Indicated Value of Allied as an Independent Bank. FCA undertook an analysis addressing the range of potential values which would be implied if Allied were to remain an independent bank. FCA computed this range of values based on a discounted cash flow analysis, relying on projections extrapolated from Allied's 1996 budget and its historical performance. In this analysis methodology, FCA assumed stockholders received, in addition to the projected dividend stream, a terminal valuation at December 31, 2000 based upon a 1.7 times multiple of December 31, 2000 stated book value and a 12.0 times multiple of earnings for such year. These amounts were discounted at rates ranging from 10% to 12% and indicated net present values to Allied stockholders on a per share basis ranging from $7.83 to $9.24.

    Per Share Merger Consequences Analysis. Based upon an Exchange Ratio of .2260 shares of Regions Common Stock for each share of Allied Common Stock and using the earnings estimates for Allied prepared by Allied management and earnings estimates for Regions prepared by independent securities analysts, FCA compared the estimated 1996 and 1997 earnings per share of Allied Common Stock on a stand-alone basis to the equivalent pro forma earnings per share of Regions Common Stock which would be received in the Merger. FCA concluded that the Merger would result in an earnings increase of 21% in 1996 and 23% in 1997 for Allied stockholders in the combined company.

    FCA also analyzed the impact of the Merger on the amount of fully diluted tangible book value represented by a share of Allied Common Stock. FCA assumed consummation of the Merger as of

December 31, 1996 and utilized the above described earnings estimates for Allied and Regions. FCA concluded that the Merger would result in an increase of 11% and 15% in fully diluted tangible book value on an equivalent per share basis, respectively, for Allied stockholders projected as of December 31, 1996 and December 31, 1997.

    Finally, FCA compared the amount of dividends expected to be paid on a share of Allied Common Stock before the Merger to the level expected to be paid on a pro forma basis reflecting the Merger. FCA concluded that the Merger would result in a decrease of 12% in dividends per share for Allied stockholders.

    Analysis of Selected Other Bank Mergers Involving Southeastern Community Banks. FCA reviewed forty mergers involving southeastern community banks and bank holding companies announced between January, 1995, and April, 1996. FCA noted in particular the prices paid in these mergers as a multiple of earnings and book values and the transaction premiums paid in excess of tangible book value as a percentage of core deposits. FCA also reviewed other data in connection with each of these mergers, including the amount of total assets and the capital level of the acquired institutions and the return on equity and the return on assets of the acquired institutions. FCA then compared this data to that of Allied and to the value to be received by Allied stockholders in the Merger.

    This comparison yielded a range of transaction values as multiples of latest twelve-months earnings per share of a low of 11.0 times and a high of
57.8 times and a median value of 18.8 times. The Allied multiple of trailing earnings was 15.0 times. The calculations yielded a range of transaction values as multiples of book value per share of a low of 1.24 times to a high of 3.49 times and a median value of 2.21 times. The Allied multiple of book value was
2.01 times. Finally, the calculations yielded a range of deposit base premiums paid from a low of 3.7% to a high of 28.9%, with a median value of 12.0%. The equivalent premium on Allied deposits represented by the Per Share Purchase Price and Terms was 19.3%.

    No company or transaction used in the above analyses as a comparison is identical to Allied, Regions, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

    In connection with its opinion dated the date of this Prospectus/Proxy Statement, FCA confirmed the appropriateness of its reliance on the analyses used to render its June 14, 1996 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

    FCA is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes. Allied has agreed to pay FCA a fee of 0.8% of the aggregate market value of the consideration received by Allied stockholders in connection with the Merger. Based upon an assumed market price and value of a share of Regions common stock at the Effective Date of the Merger of $49.00 (the closing price of Regions common stock on October 7, 1996) this fee would be approximately $1,118,085. No compensation payable to FCA is contingent on the conclusions reached in the opinion of FCA. Allied has also agreed to reimburse FCA for reasonable out-of-pocket expenses and to indemnify FCA and certain related persons against certain liabilities relating to or arising out of its engagement.

EFFECTIVE DATE OF THE MERGER

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Georgia Certificate of Merger relating to the Merger are filed and declared effective with, respectively, the Delaware Secretary of State and the Georgia Secretary of State. Unless otherwise agreed upon by Regions and Allied, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on or before the tenth business day following the last to occur of: (i) the effective date (including the expiration of any applicable waiting period) of the last required consent of any federal or state regulatory authority having authority over approving or exempting the Merger and (ii) the date on which the Agreement is approved by the requisite vote of Allied stockholders; or such later date within 30 days thereof as specified by Regions. Allied and Regions have agreed to cooperate in setting the Effective Date to ensure that holders of Allied Common Stock, with respect to the quarterly period in which the Effective Date occurs, will not receive dividends on both Allied and Regions common stock, and will not fail to receive any dividend.

    No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and Allied anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1997. However, delays in the consummation of the Merger could occur.

    The Board of Directors of either Regions or Allied generally may terminate the Agreement if the Merger is not consummated by March 31, 1997, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

    Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of Allied a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Allied Common Stock for certificates representing shares of Regions Common Stock.

     ALLIED STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Allied Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Allied Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, to the extent permitted by law, Allied stockholders of record as of the Effective Date will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their Allied Common Stock has been converted, regardless of whether such stockholders have surrendered their Allied Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered Allied certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

    The stock transfer books of Allied will be closed at the effective time of the Merger and after the Effective Date, there will be no transfers of shares of Allied Common Stock on Allied's stock transfer books. If certificates representing shares of Allied Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to a number of conditions, including, but not limited to:

    (a) approval from the Federal Reserve and the Georgia Department, and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger;

    (b) the approval by the holders of a majority of the Allied Common Stock outstanding and entitled to vote at the Special Meeting;

    (c) the absence of any action by any court or governmental authority restricting or prohibiting the Merger;

    (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of Allied Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to Allied stockholders, except to the extent of any cash received; and

    (e) notification for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

    Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and Allied of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement; (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party; and (iii) the receipt by both parties of a letter from Regions' independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

REGULATORY APPROVALS

    The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

    Regions and Allied are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

    The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

    The Merger also is subject to the approval of the Georgia Department. In its evaluation, the Georgia Department will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and Allied approved by their respective Boards of Directors; provided, however, that after approval by the Allied stockholders, no amendment relating to the manner or basis in which shares of Allied Common Stock shall be exchanged for Regions Common Stock may be made without the further approval of such stockholders.

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by Allied stockholders, under certain circumstances, including:

    (a) by the Board of Directors of either party upon final denial of any required regulatory approval, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described under "--Conditions to Consummation of the Merger" above;

    (b) by the Board of Directors of either party, if the holders of the requisite number of shares of Allied Common Stock shall not have approved the Agreement;

    (c) by mutual agreement of the Boards of Directors of Regions and Allied;

    (d) by the Board of Directors of either party, in the event of a breach of any provision of the Agreement which meets certain standards specified in the Agreement; or

    (e) by the Board of Directors of either party if the Merger shall not have been consummated by March 31, 1997, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

    If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will generally not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

    Each of Allied and Regions generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organizations and assets, maintain its rights and franchises, and take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of either Allied or Regions prior to consummation of the Merger, as described below.

     ALLIED. Allied has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Regions. Those actions generally include, without limitation: (i) amending the Articles of Incorporation or Bylaws or other governing instrument of Allied and its subsidiaries; (ii) becoming responsible for any obligation for borrowed money (other than indebtedness among Allied and its subsidiaries) in excess of an aggregate amount outstanding at any time of $150,000 (for Allied and its subsidiaries on a consolidated basis) except in the ordinary course of business consistent with past practices; (iii) acquiring or exchanging any shares, or any securities convertible into shares, of its capital stock or paying any dividend or other distribution in respect of its capital stock, except that Allied may, but shall not be legally obligated to, declare and pay regular quarterly cash dividends at a rate not in excess of $.09 per share, in accordance with past practice; (iv) issuing, encumbering, or selling any additional shares of any Allied capital stock, any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement or the Option Agreement); (v) adjusting, splitting, combining, or reclassifying any of its capital stock; (vi) making any material investment in or otherwise acquiring control over any other entity; (vii) granting any increase in compensation or benefits to employees, officers, or directors (except in accordance with past practice as previously disclosed to Regions or as required by law), paying any severance pay or bonus (except pursuant to any existing written policies or contracts), entering into or amending any severance agreements with officers, or voluntarily accelerating the vesting of any employee benefits; (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate (unless such amendment is required by law); (ix) adopting any new employee benefit plan or program, or materially changing any existing plan or program (except for any change required by law or a change which, in the opinion of counsel, is necessary to maintain the tax qualified status of any such plan);
(x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws or GAAP); (xi) commencing any litigation (except in accordance with past practices), or settling any litigation for material money damages or restrictions upon the operations of Allied or any of its subsidiaries; or (xii) modifying, amending or terminating any material contract or waiving, releasing, compromising or assigning any material rights or claims.

    In addition, Allied has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Allied also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, Allied has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

    REGIONS. The Agreement prohibits Regions, prior to the earlier of the Effective Date or the termination of the Agreement, from taking any action that would materially adversely affect the ability of either party to obtain the requisite governmental approvals or to perform its covenants and agreements under the Agreement.

MANAGEMENT FOLLOWING THE MERGER

    Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The Agreement provides that Regions will, and will cause Allied to, maintain all rights of indemnification existing in favor of each person entitled to indemnification from Allied or any of its subsidiaries to the full extent permitted by Georgia Law and by Allied's Articles of Incorporation or Bylaws with respect to matters occurring at or prior to the Effective Date.

    The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of Allied and its subsidiaries who, at or after the Effective Date, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Allied or its subsidiaries prior to the Effective Date will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause Allied to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Allied or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under Allied's benefit plans.

    As of the Record Date, directors and executive officers of Allied owned no shares of Regions Common Stock.

ABSENCE OF DISSENTERS' RIGHTS

    In accordance with the applicable provisions of the Georgia Act, the holders of shares of Allied Common Stock are not afforded the right to dissent from the Merger and to receive an appraised value of such shares in cash.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

    A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, special counsel to Regions, has rendered an opinion to Regions and Allied concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

    (a) Provided the Merger qualifies as a statutory merger under applicable law, the Merger will be a reorganization within the meaning of Section 368(a). Allied and Regions will each be "a party to a reorganization" within the meaning of Section 368(b).

    (b) The stockholders of Allied will recognize no gain or loss upon the exchange of their Allied Common Stock solely for shares of Regions Common Stock.

    (c) The basis of the Regions Common Stock received by the Allied stockholders in the proposed transaction will, in each instance, be the same as the basis of the Allied Common Stock surrendered in exchange therefor.

    (d) The holding period of the Regions Common Stock received by the Allied stockholders will, in each instance, include the period during which the Allied Common Stock surrendered in exchange therefor was held, provided that the Allied Common Stock was held as a capital asset on the date of the exchange.

    (e) The payment of cash to Allied stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

    THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. ALLIED STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts. See "Summary--Comparative Per Share Data."

EXPENSES AND FEES

    The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including filing, registration, and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the parties will bear and pay one-half of the printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF THE REGIONS COMMON STOCK

    The Regions Common Stock to be issued to Allied stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Allied (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act and in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

    Each person who Allied reasonably believes will be an affiliate of Allied has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

OPTION AGREEMENT

    As an inducement and a condition to Regions entering into the Agreement, Allied and Regions entered into the Option Agreement, pursuant to which Allied granted Regions an option (the "Option") entitling it to purchase up to 2,513,286 shares (representing 19.9% of the shares issued and outstanding before giving effect to the exercise of such Option) of Allied Common Stock under the circumstances described below, at a cash price per share equal to $12.00. THIS DESCRIPTION OF THE OPTION AGREEMENT AND THE OPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPTION AGREEMENT, WHICH IS FILED AS AN EXHIBIT TO THIS REGISTRATION STATEMENT AND INCORPORATED HEREIN BY REFERENCE.

    Subject to applicable law and regulatory restrictions, Regions may exercise the Option, in whole or in part, if, but only if, a Purchase Event (as defined below) occurs prior to the Option's termination; provided that Regions, at the time, is not in material breach of the Option Agreement or the Agreement. As defined in the Option Agreement, "Purchase Event" means either of the following events:

    (a) without Regions' written consent, Allied authorizing, recommending, publicly proposing, or publicly announcing an intention to authorize, recommend, or propose or entering into an agreement with any third party to effect (i) a merger, consolidation, or similar transaction involving Allied or any of its subsidiaries (other than transactions solely between Allied's subsidiaries), (ii) except as permitted by the Agreement, the disposition, by sale, lease, exchange, or otherwise, of 20% or more of the consolidated assets of Allied and its subsidiaries, or (iii) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 20% or more of the voting power of Allied or any of its subsidiaries (any of the foregoing, an "Acquisition Transaction"); or

    (b) any third party acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Allied Common Stock.

    The Option will terminate upon the earliest of the following:

    (a) the Effective Date;

    (b) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Agreement under certain circumstances involving a willful breach by Allied)(a "Default Termination");

    (c) 15 months after a Default Termination and;

    (d) 15 months after termination of the Agreement (other than pursuant to a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event.

    As defined in the Option Agreement, "Preliminary Purchase Event" includes either of the following events:

    (a) commencement (as such term is defined in Rule 14d-2 under the Exchange
Act) or filing of a registration statement under the Securities Act by any third party of a tender offer or exchange offer to purchase any shares of Allied Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Allied Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or

    (b) failure of the stockholders of Allied to approve the Agreement at the meeting of such stockholders held for the purpose of voting on the Agreement, the failure to have such meeting prior to termination of the Agreement, or the withdrawal or modification by Allied's Board of Directors in a manner adverse to Regions of the recommendation of the Board of Directors with respect to the Agreement after public announcement that a third party (i) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (ii) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (iii) filed an application under certain federal statutes for approval to engage in an Acquisition Transaction.

    In the event of any change in Allied Common Stock by reason of a stock dividend, split-up, recapitalization, exchange of shares, or similar transaction, the type and number of securities subject to the Option, and the purchase price therefore, will be adjusted appropriately. In the event that any additional shares of Allied Common Stock are issued after June 13, 1996 (other than pursuant to an event described in the preceding sentence), the number of shares of Allied Common Stock subject to the Option will be adjusted so that, after such issuance, it, together with any shares of Allied Common Stock previously issued pursuant to the Option Agreement, equals 19.9% of the number of shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

    Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to the exercise or termination of the Option, at the request of Regions, delivered within 12 months of the Repurchase Event, Allied will, subject to regulatory restrictions, be obligated to repurchase the Option and any shares of Allied Common Stock therefor purchased pursuant to the Option Agreement at a specified Price.

    As defined in the Option Agreement, "Repurchase Event" shall occur if (i) any person (other than Regions or any Regions subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Allied Common Stock, or (ii) any of the following transactions is consummated: (A) Allied consolidates with or merges into any person, other than Regions or one of Regions' subsidiaries, and is not the continuing or surviving corporation of such consolidation or merger; (B) Allied permits any person, other than Regions or one of Regions' subsidiaries, to merge into Allied and Allied shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Allied Common Stock shall be changed into or exchanged for stock or other securities of Allied or any other person or cash or any other property or the outstanding shares of Allied Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (C) Allied sells or otherwise transfers all or substantially all of its assets to any person, other than Regions or one of Regions' subsidiaries.

    In the event that prior to the exercise or termination of the Option, Allied enters into an agreement to engage in any of the transactions described in clause (ii) of the definition of Repurchase Event above, the agreement governing such transaction must make proper provision so that the Option will, upon consummation of such transaction, be converted into, or exchanged for, an option with terms similar to the Option, at the election of Regions, of either the acquiring person or any person that controls the acquiring person.

    After the occurrence of a Purchase Event, Regions may assign the Option Agreement and its rights thereunder in whole or in part.

    Upon the occurrence of certain events, Allied has agreed to file with the SEC and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by Regions and its assigns of all or part of the Option and/or any shares of Allied Common Stock into which the Option is exercisable.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

    As a result of the Merger, holders of Allied Common Stock will be exchanging their shares of a Georgia corporation governed by the Georgia Act and Allied's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of Allied stockholders and those of Regions stockholders. The differences deemed material by Allied and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Georgia Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and Allied's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

    The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations and Proposals," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

    Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

    The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

    Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 62,810,998 shares were issued, including 260,000 treasury shares as of September 30, 1996. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

    The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

    Allied. Allied's authorized capital stock consists of 50,000,000 shares of Allied Common Stock, of which 12,659,581 shares were issued and outstanding as of the Record Date, and 25,000,000 shares of preferred stock, of which no shares are issued and outstanding.

    Pursuant to the Georgia Act, Allied's Board of Directors may authorize the issuance of additional shares of Allied Common Stock without further action by Allied's stockholders. Allied's Articles, as amended, do not provide the stockholders of Allied with preemptive rights to purchase or subscribe to any unissued authorized shares of Allied Common Stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

    Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

    The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Regions Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

    Allied. The Georgia Act generally provides that a Georgia corporation's articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, unless the articles of incorporation provide for a higher or lower voting requirement. Allied's Articles do not include any provision altering the requirement set forth in the Georgia Act.

    The Board of Directors of Allied has the power to adopt, amend, or repeal the Bylaws by a vote of a majority of the directors then in office, subject to the right of the stockholders to adopt, amend, or repeal the

Bylaws and to prescribe that Bylaws adopted by the stockholders may not be amended or repealed by the Board of Directors.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

    Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

    The effect of Regions having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

    Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

    Allied. Allied's Articles provide for a single class of directors elected annually. Allied's voting stock does not have cumulative voting rights.

REMOVAL OF DIRECTORS

    Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

    Allied. Pursuant to Allied's Bylaws, a director or the entire Board of Directors may be removed by the stockholders with or without cause, by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote in an election of directors. A director may be removed by the Board of Directors for cause, defined by the Bylaws to include the adjudication by a court of incompetency, conviction of a felony, unexcused failure to attend three consecutive regular board of director meetings, or failure to fulfill any other requirement of holding the office of director.

LIMITATIONS ON DIRECTOR LIABILITY

    Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

    Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

    Allied. While the Georgia Act generally permits a corporation's articles of incorporation to relieve directors of liability for monetary damages for good faith conduct, the Articles do not include such a provision.

INDEMNIFICATION

    Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

    Allied. Allied's Bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

    Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

    Allied. Under the Bylaws, a special meeting of Allied stockholders may be called by the Chairman of the Board of Directors, the President, a majority of the directors, or upon the written request of the holders of 25% or more of all the shares of capital stock entitled to vote in an election of directors.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

    Allied. The Georgia Act permits actions of the stockholders to be taken upon written consent of the holders of the requisite number of shares, the approval of which is required for the action taken. The Articles and Bylaws do not include any provisions altering the basic requirements of the Georgia Act.

STOCKHOLDER NOMINATIONS

    Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

    Allied. Allied's Articles and Bylaws do not include provisions pertaining to stockholder nominations and proposals.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

    Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect
(i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

    Allied. Under the Georgia Act, the approval of the holders of a majority of the shares of Allied Common Stock outstanding and entitled to vote at a meeting of stockholders is required to effect any merger, consolidation, or similar transaction, or to effect a disposition of substantially all the assets of Allied.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

    Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

    Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

    Allied. The Georgia Act permits a Georgia corporation such as Allied, by adoption of a Bylaw provision, to become subject to provisions of the Georgia Act restricting certain business combinations with an interested stockholder (Section 14-2-1111 of the Georgia Act) and imposing fair pricing requirements on certain business combination transactions (Section 14-2-1112 of the Georgia
Act). Allied has not "opted in" to either of these provisions, so they do not apply to the Merger.

DISSENTERS' RIGHTS OF APPRAISAL

    Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

    Allied. The rights of appraisal of dissenting stockholders under Georgia law are generally similar to those afforded under the Delaware GCL. Because Allied Common Stock is quoted on the Nasdaq National Market, unless the exception described in the preceding paragraph applies, holders of Allied Common Stock do not have dissenters' rights of appraisal.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

    Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

    Allied. Pursuant to the Georgia Act, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect specified corporate records, including articles of incorporation and bylaws, minutes of stockholder meetings and certain resolutions adopted at director meetings, stockholder lists, and all stockholder communications for the preceding three years, including financial statements. Upon demonstration of a proper purpose, a stockholder may be entitled to inspect additional specified categories of other corporate records, relating principally to financial information.

DIVIDENDS

    Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

    Allied. Pursuant to the Georgia Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.


                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    Regions Common Stock and Allied Common Stock are listed for quotation on the Nasdaq National Market under the symbols "RGBK" and "ABGA," respectively. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock and Allied Common Stock as reported by Nasdaq, and the cash dividends declared per share of Regions Common Stock and Allied Common Stock for the indicated periods. Amounts indicated for Allied have been adjusted to reflect all stock dividends issued by Allied since January 1, 1994. Quarterly amounts may not add to annual amounts because of rounding.

                                           REGIONS                                   ALLIED
                                    PRICE RANGE    CASH DIVIDENDS           PRICE RANGE  CASH DIVIDENDS
                                    -----------       DECLARED              -----------    DECLARED
                                   HIGH      LOW     PER SHARE            HIGH        LOW  PER SHARE
                                   ----      ---     ---------            ----        ---  ---------
1994
First Quarter   . . . . . .     $ 33.50   $ 30.13      $ .30             $11.82     $10.55   $  .07
Second Quarter  . . . . . .       36.13     30.50        .30              11.45      10.00      .07
Third Quarter   . . . . . .       36.75     34.63        .30              11.27      10.00      .07
Fourth Quarter  . . . . . .       35.00     29.75        .30              10.91       8.64      .07

1995
First Quarter . . . . . . .       36.50     31.63        .33              10.45       8.64      .07
Second Quarter  . . . . . .       37.44     34.50        .33              10.45       9.09      .08
Third Quarter . . . . . . .       41.25     37.00        .33              11.36       9.55      .08
Fourth Quarter  . . . . . .       44.88     39.63        .33              11.59       9.32      .08

1996
First Quarter   . . . . . .       48.00     40.75        .35              11.13      10.68      .09
Second Quarter  . . . . . .       48.38     42.25        .35              11.50      10.25      .09
Third Quarter . . . . . . .       48.63     43.63        .35              10.25       9.50      .09
Fourth Quarter (through
           , 1996)  . . . .

    On ______, 1996, the last reported sale prices of Regions Common Stock and Allied Common Stock, as reported on the Nasdaq National Market, were $______ and $______, respectively. At the close on June 13, 1996, the last trading day prior to public announcement of the proposed Merger, the last reported sale prices of Regions Common Stock and Allied Common Stock, as reported on the Nasdaq National Market, were $47.75 and $12.00, respectively.

    The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

    Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly Regions Bank in Alabama. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

    Allied has paid dividends to its stockholders since 1987. In 1996, Allied has paid quarterly dividends at the rate of $.09 per share, and intends to pay a quarterly dividend at such rate until the consummation of the Merger. If for any reason the Merger is not consummated, Allied anticipates continuing its historical practice of paying regular quarterly cash dividends. However, Allied's future dividend policy would depend on its results of operations, capital needs, and other factors, and there can be no assurance that Allied would pay cash dividends indefinitely into the future or as to the amount of cash dividends to be paid. Allied and Regions have agreed to cooperate in setting the Effective Date to ensure that holders of Allied Common Stock, with respect to the quarterly period in which the Effective Date occurs, will not receive dividends on both Allied and Regions common stock, and will not fail to receive any dividend.

                               BUSINESS OF ALLIED

    Allied is a bank holding company organized under the laws of the state of Georgia with its principal executive office located in Thomson, Georgia. Allied operates principally through its three banking subsidiaries, which provide a range of retail banking services through 26 offices in east central Georgia. At September 30, 1996, Allied had total consolidated assets of approximately $557 million, total consolidated deposits of approximately $442 million, and total consolidated stockholders' equity of approximately $68 million. Allied's principal executive office is located at 149 Main Street, Thomson, Georgia, 30824 and its telephone number at such address is (706) 595-9500.

    Allied has pending the acquisition of the Bank of Stapleton, with approximately $15 million in assets and one office located in Stapleton, Georgia. The pro forma effects of this transaction, which will be accounted for as a purchase are not material to Allied's consolidated financial statements.

    Additional information with respect to Allied and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. Copies of such documents, including Allied's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Allied's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996, accompany this Proxy Statement/Prospectus.

             VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF ALLIED

    The following table sets forth certain information concerning the only person known by Allied to own beneficially more than 5.0% of Allied Common Stock, as of the Record Date.


                         NAME AND ADDRESS              AMOUNT AND NATURE        PERCENT OF
TITLE OF CLASS           OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP          CLASS
--------------           -------------------         --------------------         -------
Common Stock          Boone A. Knox                        xxx,xxx(1)                xx.x %
                      149 Main Street
                      Thomson, Georgia, 30824

_________
(1) Includes ______ shares held by the Allied Bankshares, Inc. Profit Sharing Plan and Trust of which Mr. Knox is a co- trustee and shares voting and investment power, ______ shares held by the Knox Family Trust, of which Mr. Knox is the sole trustee, ______ shares held by the Knox Foundation, of which Mr. Knox is co-trustee, and ______ shares held by BT Investments, an investment partnership in which Mr. Knox is co-general partner and shares voting and investment power.

                              BUSINESS OF REGIONS

GENERAL

    Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 373 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1996. At that date, Regions had total consolidated assets of approximately $18.7 billion, total consolidated deposits of approximately $15.2 billion and total consolidated stockholders' equity of approximately $1.6 billion. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, and investment brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    The following table presents information about Regions' banking operations in the states in which its subsidiary depository institutions are located, based on September 30, 1996 information:

                         NUMBER OF              TOTAL               TOTAL
                      BANKING OFFICES           ASSETS             DEPOSITS
                      ---------------           ------             --------
                                                     (In thousands)
Alabama . . . . . .         181           $11,557,055          $ 8,467,873
Florida . . . . . .          36             1,194,596            1,083,748
Georgia . . . . . .          75             3,529,206            3,039,924
Louisiana . . . . .          57             2,209,689            1,819,863
Tennessee . . . . .          24               482,520              431,734

    Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. On May 2, 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

    Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS


    Recent Acquisitions. Since December 31, 1995, Regions has completed the acquisitions of eight financial institutions (the "Recently Completed Acquisitions"), certain aspects of which transactions are set forth in the following table:


                                                                             CONSIDERATION
                                                                         ---------------------
                                                                APPROXIMATE
                                                          -----------------------                 ACCOUNTING
                      INSTITUTION                        ASSET SIZE(1)    VALUE(1)      TYPE      TREATMENT
                      -----------                        ----------       -----         ----      ---------
                                                                (In millions)
The Enterprise National Bank of Atlanta,                  $   54           $  9         Cash        Purchase
located in Atlanta, Georgia

Metro Financial Corporation, located in Atlanta,             210             31        Regions      Purchase
Georgia                                                                                Common
                                                                                        Stock

First National Bancorp, located in Gainesville,            3,199            728        Regions       Pooling
Georgia                                                                                Common          of
                                                                                        Stock       Interests

First Federal Bank of Northwest Georgia, Federal              94             17        Regions       Pooling
Savings Bank, located in Cedartown, Georgia                                            Common          of
                                                                                        Stock       Interests

First Gwinnett Bancshares, Inc., located in                   68             15        Regions      Purchase
Norcross, Georgia                                                                      Common
                                                                                        Stock

Delta Bank & Trust Company, located in Belle                 191             38        Regions      Purchase
Chasse, Louisiana                                                                      Common
                                                                                        Stock

American Bancshares of Houma, Inc., located in                89             18        Regions      Purchase
Houma, Louisiana                                                                       Common
                                                                                        Stock

Rockdale Community Bank, located in Conyers,                  47             12        Regions      Purchase
Georgia                                                   ------            ---        Common
                      Totals                              $3,952           $868         Stock
                                                          ======            ===


_______________
(1) Calculated as of the date of consummation.


    Other Pending Acquisitions.  As of the date of this Proxy
Statement/Prospectus, Regions has pending three acquisitions in addition to Allied, certain aspects of which transactions are set forth below:


                                                                             CONSIDERATION
                                                                         ---------------------
                                                                APPROXIMATE
                                                          -----------------------                 ACCOUNTING
                      INSTITUTION                          ASSET SIZE     VALUE(1)      TYPE      TREATMENT
                      -----------                          ----------     -----         ----      ---------
                                                                (In millions)
Florida First Bancorp, Inc., located in Panama            $    297       $   40        Cash        Purchase
City, Florida (the "Florida First Acquisition")

West Carroll Bancshares, Inc., located in                      125           32       Regions       Pooling
Oak Grove, Louisiana (the "West Carroll Acquisition")                                 Common          of
                                                                                       Stock       Interests

Gulf South Bancshares, Inc., located in Gretna,                 55            9       Regions      Purchase
Louisiana (the "Gulf South Acquisition")                                              Common
                                                                                       Stock

                                                          --------     --------
                      Totals                              $    477      $    81
                                                           =======     ========
---------------

(1)  Calculated as of the date of announcement of the transaction.

    Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, and of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

    If the Other Pending Acquisitions and the Merger had been consummated on September 30, 1996, based on September 30, 1996 pro forma financial information, Regions' total consolidated assets would have increased by approximately $1.0 billion to approximately $19.7 billion; its total consolidated deposits would have increased by approximately $845 million to approximately $16.0 billion; and its total consolidated stockholders' equity would have increased by approximately $82 million to approximately $1.6 billion. See "Documents Incorporated by Reference" and Summary Pro Forma Financial Data" and the related pro forma financial information in Regions' Current Report on Form 8-K dated November 20, 1996.

    Regions has purchased in the open market approximately 260,000 shares of Regions Common Stock to be issued in connection with the Merger.

                        SUMMARY PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial data give effect, as appropriate, to the Merger and the Other Pending Acquisitions as of the dates and for the periods indicated and pursuant to the accounting bases described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information included in Regions' Current Report on Form 8-K dated November 20, 1996. For additional information relating to specific transactions within the scope of the Other Pending Acquisitions, see "Business of Regions--Recent Developments."

SELECTED PRO FORMA COMBINED DATA FOR REGIONS AND ALLIED

    The following unaudited pro forma combined data give effect to the acquisition of Allied as of the date or at the beginning of the periods indicated, assuming such acquisition is treated as a pooling of interests.




                                                                AS OF
                                                            SEPTEMBER 30,
                                                                1996
                                                                ----

                                                            (In thousands
                                                             except per
                                                             share data)
Balance Sheet Data:
  Total assets  . . . . . . . . . . . . . . . . . . . . .    $19,288,818
  Securities  . . . . . . . . . . . . . . . . . . . . . .      4,181,544
  Loans, net of unearned income   . . . . . . . . . . . .     13,338,011
  Total deposits  . . . . . . . . . . . . . . . . . . . .     15,629,424
  Other borrowed money  . . . . . . . . . . . . . . . . .        508,752
  Stockholders' equity  . . . . . . . . . . . . . . . . .      1,622,824
  Book value per common share   . . . . . . . . . . . . .          24.91


                                                         NINE MONTHS
                                                            ENDED              YEAR ENDED DECEMBER 31,
                                                        SEPTEMBER 30, -------------------------------------------
                                                            1996          1995           1994            1993
                                                            ----          ----           ----            ----
                                                                  (In thousands except per share data)
Income Statement Data:
  Total interest income   . . . . . . . . . . . . .     $1,061,357   $ 1,302,441     $1,026,634     $  779,047
  Total interest expense  . . . . . . . . . . . . .        523,578       654,791        450,003        309,329
                                                         ---------     ---------      ---------        -------

  Net interest income   . . . . . . . . . . . . . .        537,779       647,650        576,631        469,718
  Provision for loan losses . . . . . . . . . . . .         22,534        30,971         21,069         25,215
                                                         ---------     ---------      ---------        -------

  Net interest income after loan loss
    provision . . . . . . . . . . . . . . . . . . .        515,245       616,679        555,562        444,503
  Total noninterest income  . . . . . . . . . . . .        167,199       193,000        177,099        175,220
  Total noninterest expense . . . . . . . . . . . .        429,341       503,185        458,255        396,819
  Income tax expense  . . . . . . . . . . . . . . .         83,302       100,020         86,855         69,090
                                                         ---------     ---------      ---------        -------

  Net income  . . . . . . . . . . . . . . . . . . .     $  169,801   $   206,474     $  187,551     $  153,814
                                                           =======       =======        =======        =======

  Net income per share  . . . . . . . . . . . . . .     $     2.63   $      3.21     $     3.09     $     2.82
                                                              ====          ====           ====           ====

  Average common shares outstanding   . . . . . . .         64,573        64,261         60,636         54,517


SELECTED PRO FORMA COMBINED DATA FOR REGIONS, ALLIED, AND OTHER PENDING ACQUISITIONS

    The following unaudited pro forma combined data as of September 30, 1996, and for the nine months ended September 30, 1996, and for each of the three years in the period ended December 31, 1995, give effect to (i) the acquisitions of Florida First and Gulf South by Regions, assuming such acquisitions are accounted for as purchases, and (ii) the Merger and the acquisition of West Carroll by Regions, assuming such transactions are treated as poolings of interests for accounting purposes, as if all such transactions had been consummated on September 30, 1996, in the case of the data included under "Balance Sheet Data," and at the beginning of the indicated periods in the case of the data included under "Income Statement Data," except that the income statement data for the transactions accounted for as purchases are reflected as if such transactions had been consummated on January 1, 1995, and are not included for the years ended December 31, 1994 and 1993.

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                  1996
                                                                  ----

                                                              (In thousands
                                                               except per
                                                               share data)
Balance Sheet Data:
  Total assets    . . . . . . . . . . . . . . . . . . . . . .  $19,739,998
  Securities    . . . . . . . . . . . . . . . . . . . . . . .    4,265,955
  Loans, net of unearned income   . . . . . . . . . . . . . .   13,619,290
  Total deposits    . . . . . . . . . . . . . . . . . . . . .   16,032,050
  Other borrowed money    . . . . . . . . . . . . . . . . . .      536,273
  Stockholders' equity    . . . . . . . . . . . . . . . . . .    1,636,724
  Book value per common share   . . . . . . . . . . . . . . .        24.89





                                                         NINE MONTHS
                                                            ENDED              YEAR ENDED DECEMBER 31,
                                                        SEPTEMBER 30,     -----------------------------------
                                                            1996          1995           1994            1993
                                                            ----          ----           ----            ----
                                                                  (In thousands except per share data)
Income Statement Data:
  Total interest income   . . . . . . . . . . . . .     $1,087,556   $ 1,335,811     $1,034,842     $  785,994
  Total interest expense  . . . . . . . . . . . . .        537,200       672,520        452,555        311,486
                                                         ---------     ---------      ---------        -------

  Net interest income   . . . . . . . . . . . . . .        550,356       663,291        582,287        474,508
  Provision for loan losses . . . . . . . . . . . .         22,981        31,090         21,039         25,064
                                                           -------       -------        -------        -------

  Net interest income after loan loss
    provision . . . . . . . . . . . . . . . . . . .        527,375       632,201        561,248        449,444
  Total noninterest income  . . . . . . . . . . . .        170,468       197,335        177,904        176,077
  Total noninterest expense . . . . . . . . . . . .        442,212       518,164        461,704        399,543
  Income tax expense  . . . . . . . . . . . . . . .         84,483       102,047         87,608         69,993
                                                           -------       -------        -------        -------

  Net income  . . . . . . . . . . . . . . . . . . .     $  171,148   $   209,325     $  189,840     $  155,985
                                                           =======       =======        =======        =======

  Net income per share  . . . . . . . . . . . . . .     $     2.63   $      3.23     $     3.10     $     2.83
                                                              ====          ====           ====           ====

  Average common shares outstanding   . . . . . . .         65,181        64,869         61,244         55,125


                       CERTAIN REGULATORY CONSIDERATIONS

    The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and Allied. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1995. See "Documents Incorporated by Reference."

GENERAL

    Regions and Allied are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, Regions and Allied and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as a savings and loan holding company, Regions is also registered with the OTS and is subject to the regulation, supervision, examination, and reporting requirements of the OTS.

    The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

    The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

    The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, and any other bank holding company located in Alabama may now acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any Alabama-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. As of the date of this Proxy Statement/Prospectus, none of the states in which the banking subsidiaries of Regions or Allied are located has either moved up the date after which interstate branching will be permissible or "opted out." Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its bank subsidiaries into a single bank with interstate branches following that date.

    The BHC Act generally prohibits Regions and Allied from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

    Each of the subsidiary depository institutions of Regions and Allied is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and Allied (the FDIC and the applicable state authority in the case of state-chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

    Regions and Allied are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and Allied, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and Allied, as well as by Regions and Allied to their stockholders.

    As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulation.

    If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

    At September 30, 1996, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and Allied, without obtaining governmental approvals, could declare aggregate dividends to Regions and Allied of approximately $219 million and $2.8 million respectively.

    The payment of dividends by Regions and Allied and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Regions, Allied, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and Allied and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk- based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1996, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 13.53% and 10.71%, respectively, and Allied's consolidated Total Capital and Tier 1 Capital Ratios were 18.32% and 17.10%, respectively.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' and Allied's respective Leverage Ratios at September 30, 1996, were 7.57% and 10.05%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

    Each of Regions' and Allied's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of September 30, 1996. Neither Regions, Allied, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

    Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

    The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, recently adopted fiscal regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy.
The bank regulatory agencies have concurrently proposed a methodology for evaluating interest rate risk which would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

    Under Federal Reserve policy, Regions and Allied are expected to act as sources of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions or Allied may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Regions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Regions' respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

    FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

    Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

    An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

    At September 30, 1996, all of the subsidiary depository institutions of Regions and Allied had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

    Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk- based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

    Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

    Recognizing that the disparity between the SAIF and BIF premium rates have adverse consequences for SAIF-insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

    A variation of this proposal designated the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted by Congress as part of the omnibus budget legislation and signed into law on September 30, 1996. As directed by the Funds Act, the FDIC has implemented a special one-time assessment of approximately
65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions). Regions and Allied recorded a charge against earnings for the special assessment in the quarter ended September 30, 1996 in the pre-tax amounts of approximately $21.0 million and $692,000, respectively.

    In addition, the FDIC has proposed a revision in the SAIF assessment rate schedule which would effect, as of October 1, 1996 (i) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories, (ii) an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and (iii) a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to FICO assessments. Effective January 1, 1997, FICO assessments will be imposed on both BIF- and SAIF- insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. Beginning in January, 2000, BIF- and SAIF-insured institutions will share the FICO interest costs at equal rates currently estimated 2.43 basis points. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments for the years 1997 through 1999, assuming no further changes in announced premium assessment rates.

    Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.



                      DESCRIPTION OF REGIONS COMMON STOCK

    Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 62,810,998 shares were issued, including 260,000 treasury shares, at September 30, 1996. No other class of stock is authorized.

    Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1996, under such requirements and guidelines, Regions' subsidiary institutions had $219 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

    For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

    Regions expects to hold its next annual meeting of stockholders after the Merger during May 1997. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must have been received by Regions at its principal executive offices no later than December 2, 1996, for consideration by Regions for possible inclusion in such proxy materials. Proposals with respect to Regions' 1998 annual meeting of stockholders may be submitted until the date specified in Regions' 1997 annual meeting proxy statement.

                                    EXPERTS

    The consolidated financial statements and the supplemental consolidated financial statements of Regions incorporated by reference in or appearing as an exhibit to Regions' Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their reports thereon incorporated by reference or included therein and incorporated herein by reference. Such consolidated financial statements and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Allied Bankshares, Inc. incorporated by reference in this Registration Statement, to the extent and for the periods indicated, have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    OPINIONS

    The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of ______, 1996, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of ______ shares of Regions Common Stock.

    Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            ALLIED BANKSHARES, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                           DATED AS OF JUNE 13, 1996

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
Parties..................................................................................
Preamble.................................................................................
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER............................................
     1.1    Merger.......................................................................
     1.2    Time and Place of Closing....................................................
     1.3    Effective Time...............................................................
     1.4    Execution of Stock Option Agreement..........................................
ARTICLE 2 -- TERMS OF MERGER.............................................................
     2.1    Charter......................................................................
     2.2    Bylaws.......................................................................
     2.3    Directors and Officers.......................................................
ARTICLE 3 -- MANNER OF CONVERTING SHARES.................................................
     3.1    Conversion of Shares.........................................................
     3.2    Anti-Dilution Provisions.....................................................
     3.3    Shares Held by Allied or Regions.............................................
     3.4    Fractional Shares............................................................
     3.5    Dissenting Stockholders......................................................
ARTICLE 4 -- EXCHANGE OF SHARES..........................................................
     4.1    Exchange Procedures..........................................................
     4.2    Rights of Former Allied Stockholders.........................................
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF ALLIED....................................
     5.1    Organization, Standing, and Power............................................
     5.2    Authority; No Breach By Agreement............................................
     5.3    Capital Stock................................................................
     5.4    Allied Subsidiaries..........................................................
     5.5    SEC Filings; Financial Statements............................................
     5.6    Absence of Undisclosed Liabilities...........................................
     5.7    Absence of Certain Changes or Events.........................................
     5.8    Tax Matters..................................................................
     5.9    Assets.......................................................................
     5.10   Environmental Matters........................................................
     5.11   Compliance with Laws.........................................................
     5.12   Labor Relations..............................................................
     5.13   Employee Benefit Plans.......................................................
     5.14   Material Contracts...........................................................
     5.15   Legal Proceedings............................................................
     5.16   Reports......................................................................
     5.17   Statements True and Correct..................................................
     5.18   Accounting, Tax, and Regulatory Matters......................................
     5.19   State Takeover Laws..........................................................
     5.20   Charter Provisions...........................................................
     5.21   Derivatives Contracts........................................................
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS...................................
     6.1    Organization, Standing, and Power............................................
     6.2    Authority; No Breach By Agreement............................................
     6.3    Capital Stock................................................................
     6.4    Regions Subsidiaries.........................................................
     6.5    SEC Filings; Financial Statements............................................

                                       (i)

                                                                                           PAGE
                                                                                           ----
     6.6    Absence of Undisclosed Liabilities...........................................
     6.7    Absence of Certain Changes or Events.........................................
     6.8    Tax Matters..................................................................
     6.9    Environmental Matters........................................................
     6.10   Compliance with Laws.........................................................
     6.11   Legal Proceedings............................................................
     6.12   Reports......................................................................
     6.13   Statements True and Correct..................................................
     6.14   Accounting, Tax, and Regulatory Matters......................................
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION....................................
     7.1    Affirmative Covenants of Allied..............................................
     7.2    Negative Covenants of Allied.................................................
     7.3    Covenants of Regions.........................................................
     7.4    Adverse Changes in Condition.................................................
     7.5    Reports......................................................................
ARTICLE 8 -- ADDITIONAL AGREEMENTS.......................................................
     8.1    Registration Statement; Statement; Stockholder Approval......................
     8.2    Exchange Listing.............................................................
     8.3    Applications.................................................................
     8.4    Filings with State Offices...................................................
     8.5    Agreement as to Efforts to Consummate........................................
     8.6    Investigation and Confidentiality............................................
     8.7    Press Releases...............................................................
     8.8    Certain Actions..............................................................
     8.9    Accounting and Tax Treatment.................................................
     8.10   State Takeover Laws..........................................................
     8.11   Charter Provisions...........................................................
     8.12   Agreement of Affiliates......................................................
     8.13   Employee Benefits and Contracts..............................................
     8.14   Indemnification..............................................................
     8.15   Certain Modifications........................................................
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...........................
     9.1    Conditions to Obligations of Each Party......................................
     9.2    Conditions to Obligations of Regions.........................................
     9.3    Conditions to Obligations of Allied..........................................
ARTICLE 10 -- TERMINATION................................................................
    10.1    Termination..................................................................
    10.2    Effect of Termination........................................................
    10.3    Non-Survival of Representations and Covenants................................
ARTICLE 11 -- MISCELLANEOUS..............................................................
    11.1    Definitions..................................................................
    11.2    Expenses.....................................................................
    11.3    Brokers and Finders..........................................................
    11.4    Entire Agreement.............................................................
    11.5    Amendments...................................................................
    11.6    Waivers......................................................................
    11.7    Assignment...................................................................
    11.8    Notices......................................................................

                                      (ii)

                                                                                           PAGE
                                                                                           ----
    11.9    Governing Law................................................................
    11.10   Counterparts.................................................................
    11.11   Captions.....................................................................
    11.12   Interpretations..............................................................
    11.13   Enforcement of Agreement.....................................................
    11.14   Severability.................................................................
Signatures...............................................................................

                                      (iii)

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                         DESCRIPTION
-------   -------------------------------------------------------------------------------------
1.        Form of Stock Option Agreement. (sec. 1.4).
2.        Form of Affiliate Agreement. (sec.sec. 8.13, 9.2(e)).

                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 13, 1996, by and between ALLIED BANKSHARES, INC. ("Allied"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Thomson, Georgia; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of Allied and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Allied by Regions pursuant to the merger of Allied with and into Regions. At the effective time of such merger, the outstanding shares of the capital stock of Allied shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of Allied shall become stockholders of Regions and each of the subsidiaries of Allied shall continue to conduct its business and operations as a wholly owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of Allied, the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

     Immediately after the execution and delivery of this Agreement, as a condition and inducement to Regions' willingness to enter into this Agreement, Allied and Regions are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which Allied is granting to Regions an option to purchase shares of Allied common stock.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Allied shall be merged with and into Regions in accordance with the provisions of Section 14-2-1107 of the GBCC and of Section 258 of the DGCL and with the effect provided in Section 14-2-1106 of the GBCC and Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Allied and Regions.

     1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the tenth business day (as designated by Regions) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Allied approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law or such later date within 30 days thereof as may be specified by Regions.

     1.4 Execution of Stock Option Agreement. Immediately after the execution of this Agreement and as a condition thereto, Allied is executing and delivering to Regions the Stock Option Agreement.

                                   ARTICLE 2
                                TERMS OF MERGER

     2.1 Charter. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or Allied, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Allied Common Stock (excluding shares held by any Allied Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted or shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .226 of a share of Regions Common Stock (the "Exchange Ratio").

     3.2 Anti-Dilution Provisions. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by Allied or Regions. Each of the shares of Allied Common Stock held by any Allied Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Allied Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a

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

share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.5 Dissenting Stockholders. Any holder of shares of Allied Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 14-2-1302 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GBCC and surrendered to Allied the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Allied fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of Allied Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Allied Common Stock held by such holder.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Regions and Allied shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of Allied appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Allied Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Allied Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Allied Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Allied Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Allied Common Stock for exchange as provided in this Section 4.1, or otherwise complies with the procedures of the Exchange Agent with respect to lost, stolen, or destroyed certificates. The certificate or certificates of Allied Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, Allied, nor the Exchange Agent shall be liable to a holder of Allied Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former Allied Stockholders. At the Effective Time, the stock transfer books of Allied shall be closed as to holders of Allied Common Stock immediately prior to the Effective Time and no transfer of Allied Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Allied Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving

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Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Allied in respect of such shares of Allied Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of Allied shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Allied Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Allied Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Allied Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Allied Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF ALLIED

     Allied hereby represents and warrants to Regions:

     5.1 Organization, Standing, and Power. Allied is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Allied is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied.

     5.2 Authority; No Breach By Agreement.

     (a) Allied has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Allied, subject to the approval of this Agreement by the required vote of the holders of outstanding shares of Allied Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Allied. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Allied, enforceable against Allied in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Allied, nor the consummation by Allied of the transactions contemplated hereby, nor compliance by Allied with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Allied's Articles of Incorporation or Bylaws, or,
(ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Allied Company under, any Contract or Permit of any Allied Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied, or, (iii) subject to receipt of the requisite Consents referred to

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

in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Allied Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Allied of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.

     (a) The authorized capital stock of Allied consists of (i) 50,000,000 shares of Allied Common Stock, of which 12,629,581 shares are issued and outstanding as of the date of this Agreement and not more than 12,629,581 shares will be issued and outstanding at the Effective Time and (ii) 25,000,000 shares of preferred stock, $1.00 par value, of which no shares are, or will be, issued and outstanding as of the date of this Agreement or at the Effective Time, respectively. All of the issued and outstanding shares of capital stock of Allied are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Allied has been issued in violation of any preemptive rights of the current or past stockholders of Allied.

     (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided pursuant to the Stock Option Agreement, there are no shares of capital stock or other equity securities of Allied outstanding and no outstanding Rights relating to the capital stock of Allied.

     5.4 Allied Subsidiaries. Allied has disclosed in Section 5.4 of the Allied Disclosure Memorandum all of the Allied Subsidiaries as of the date of this Agreement. Allied or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Allied Subsidiary. No equity securities of any Allied Subsidiary are or may become required to be issued (other than to another Allied Company) by reason of any Rights, and there are no Contracts by which any Allied Subsidiary is bound to issue (other than to another Allied Company) additional shares of its capital stock or Rights or by which any Allied Company is or may be bound to transfer any shares of the capital stock of any Allied Subsidiary (other than to another Allied Company). There are no Contracts relating to the rights of any Allied Company to vote or to dispose of any shares of the capital stock of any Allied Subsidiary. All of the shares of capital stock of each Allied Subsidiary held by an Allied Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Allied Company free and clear of any Lien. Each Allied Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Allied Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied. Each Allied Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     5.5 SEC Filings; Financial Statements.

     (a) Allied has filed and made available to Regions all forms, reports, and documents required to be filed by Allied with the SEC since December 31, 1991 (collectively, the "Allied SEC Reports"). The Allied SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or

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

superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Allied SEC Reports or necessary in order to make the statements in such Allied SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Allied Subsidiaries that are registered as a broker, dealer, or investment advisor, none of Allied's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the Allied Financial Statements (including, in each case, any related notes) contained in the Allied SEC Reports, including any Allied SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of Allied and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     5.6 Absence of Undisclosed Liabilities. No Allied Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Allied as of March 31, 1996 included in the Allied Financial Statements or reflected in the notes thereto. No Allied Company has incurred or paid any Liability since March 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied.

     5.7 Absence of Certain Changes or Events. Since March 31, 1996, except as disclosed in Section 5.7 of the Allied Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied, and (ii) the Allied Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Allied provided in
Article 7 of this Agreement.

     5.8 Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of any of the Allied Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before March 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Allied, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Allied, except as reserved against in the Allied Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the Allied Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the Allied Companies for the period or periods through and including the date of the respective Allied Financial Statements has been made and is reflected on such Allied Financial Statements.

     (d) Deferred Taxes of the Allied Companies have been adequately provided for in the Allied Financial Statements.

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

     (e) Each of the Allied Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied.

     (f) None of the Allied Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (g) There are no Liens with respect to Taxes upon any of the assets of the Allied Companies.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Allied Companies that occurred during or after any Taxable Period in which the Allied Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

     (i) No Allied Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (j) All material elections with respect to Taxes affecting the Allied Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the Allied Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

     (k) No Allied Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets. The Allied Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Allied Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Allied's past practices. All Assets which are material to Allied's business on a consolidated basis, held under leases or subleases by any of the Allied Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Allied Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the Allied Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any Allied Company under such policies. The Assets of the Allied Companies include all Assets required to operate the business of the Allied Companies as presently conducted.

     5.10 Environmental Matters.

     (a) To the Knowledge of Allied, each Allied Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied.

     (b) There is no Litigation pending, or, to the Knowledge of Allied, threatened before any court, governmental agency, or authority or other forum in which any Allied Company or any of its Loan Properties or Participation Facilities (or any Allied Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Allied Company or any of its Loan Properties or

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

Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied.

     (c) To the Knowledge of Allied, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of an Allied Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied.

     5.11 Compliance with Laws. Allied is duly registered as a bank holding company under the BHC Act. Each Allied Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied. None of the Allied Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Allied Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied, or (iii) requiring any Allied Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 Labor Relations. No Allied Company is the subject of any Litigation asserting that it or any other Allied Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Allied Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Allied Company, pending or threatened, or to the Knowledge of Allied, is there any activity involving any Allied Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans.

     (a) Allied has disclosed in Section 5.13 of the Allied Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Allied Company or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Allied Benefit Plans"). Any of the Allied Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as an "Allied ERISA Plan." Each Allied ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as an "Allied Pension Plan." No Allied Pension Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

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

     (b) All Allied Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied, and each Allied ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Allied is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Allied, no Allied Company has engaged in a transaction with respect to any Allied Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Allied Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied.

     (c) No Allied Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Allied Pension Plan, (ii) no change in the actuarial assumptions with respect to any Allied Pension Plan, and (iii) no increase in benefits under any Allied Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied or materially adversely affect the funding status of any such plan. Neither any Allied Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Allied Company, or the single-employer plan of any entity which is considered one employer with Allied under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Allied. No Allied Company has provided, or is required to provide, security to an Allied Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Allied Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Allied. No Allied Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Allied. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Allied Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No Allied Company has any Liability for retiree health and life benefits under any of the Allied Benefit Plans and there are no restrictions on the rights of such Allied Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Allied.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Allied Company from any Allied Company under any Allied Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Allied Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Allied Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Allied Financial Statements to the extent required by and in accordance with GAAP.

     5.14 Material Contracts. Except as otherwise reflected in the Allied Financial Statements, none of the Allied Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any Allied Company or the guarantee by any Allied Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Allied with the SEC as of the date of this Agreement that has not been filed as an exhibit to Allied's Form 10-K filed for the fiscal year ended December 31, 1995, or in another SEC Document and identified to Regions (together with all Contracts referred to in Sections 5.8 and 5.13(a) of this Agreement, the "Allied Contracts"). With respect to each Allied Contract: (i) the Contract is in full force and effect; (ii) no Allied Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied; (iii) no Allied Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Allied, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied, or has repudiated or waived any material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any Allied Company for money borrowed is prepayable at any time by such Allied Company without penalty or premium.

     5.15 Legal Proceedings.

     (a) There is no Litigation instituted or pending, or, to the Knowledge of Allied, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Allied Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Allied Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied.

     (b) Section 5.15(b) of the Allied Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Allied Company is a party and which names an Allied Company as a defendant or cross-defendant and where the maximum exposure is estimated to be $100,000 or more.

     5.16 Reports. Since January 1, 1992, or the date of organization if later, each Allied Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allied). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.17 Statements True and Correct. None of the information supplied or to be supplied by any Allied Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Allied Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Allied's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by an Allied Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Allied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Allied Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.18 Accounting, Tax, and Regulatory Matters. Except as specifically contemplated by this Agreement, no Allied Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.19 State Takeover Laws. Each Allied Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia (collectively, "Takeover Laws"), including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     5.20 Charter Provisions. Each Allied Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Allied Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Allied Company that may be directly or indirectly acquired or controlled by it.

     5.21 Derivatives Contracts. Neither Allied nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to Allied as follows:

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach By Agreement.

     (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions, this Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists of 120,000,000 shares of Regions Common Stock, of which 62,182,540 shares were issued and outstanding as of March 18, 1996. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of Allied Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of Allied Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 Regions Subsidiaries. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and nonassessable (except pursuant to 12 USC
Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     6.5 SEC Filings; Financial Statements.

     (a) Regions has filed and made available to Allied all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1991, other than registration statements on Forms S-4 and S-8 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     6.6 Absence of Undisclosed Liabilities. To the Knowledge of Regions, no Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of March 31, 1996 included in the Regions Financial Statements or reflected in the notes thereto. Except as disclosed in Section 6.6 of the Regions Disclosure Memorandum, no Regions Company has incurred or paid any Liability since March 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 Absence of Certain Changes or Events. Since March 31, 1996, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement or in Section 6.7 of the Regions Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Regions provided in Article 7 of this Agreement.

     6.8 Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of any of the Regions Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Regions, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Regions, except as reserved against in the Regions Financial Statements delivered prior to the date of this Agreement. All

Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Adequate provision for any Taxes due or to become due for any of the Regions Companies for the period or periods through and including the date of the respective Regions Financial Statements has been made and is reflected on such Regions Financial Statements.

     (c) Deferred Taxes of the Regions Companies have been adequately provided for in the Regions Financial Statements.

     6.9 Environmental Matters.

     (a) To the Knowledge of Regions, each Regions Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     (b) There is no Litigation pending, or, to the Knowledge of Regions, threatened before any court, governmental agency, or authority or other forum in which any Regions Company or any of its Loan Properties or Participation Facilities (or any Regions Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     (c) To the Knowledge of Regions, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a Regions Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.10 Compliance with Laws. Regions is duly registered as a bank holding company under the BHC Act and as a savings and loan holding company under the HOLA. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. No Regions Company:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.11 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material

Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.12 Reports. Since January 1, 1992, or the date of organization if later, each Regions Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.13 Statements True and Correct. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Allied's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Allied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.14 Accounting, Tax, and Regulatory Matters. Except as specifically contemplated by this Agreement, no Regions Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Allied. Unless the prior written consent of Regions shall have been obtained, and except as otherwise expressly contemplated herein, Allied shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises,
(iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of Allied. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Allied covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of an authorized officer of Regions:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Allied Company, or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an Allied Company to another Allied Company) in excess of an aggregate of $150,000 (for the Allied Companies on a consolidated basis) except in the ordinary course of the business of Allied Subsidiaries consistent with past practices (which shall include, for Allied Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Allied Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Allied Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Allied Company, or declare or pay any dividend or make any other distribution in respect of Allied's capital stock, provided that Allied may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Allied Common Stock at a rate of $.09 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the Allied Disclosure Memorandum and such dates may not be changed without the prior written consent of Regions; provided, that, notwithstanding the provisions of Section 1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Allied Common Stock do not receive both a dividend in respect of their Allied Common Stock and a dividend in respect of Regions Common Stock or fail to receive any dividend; or

          (d) except for this Agreement or pursuant to the Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Allied Common Stock or any other capital stock of any Allied Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Allied Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Allied Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Allied Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Allied Company) or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Allied Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Allied Company, except in accordance with past practice disclosed in Section 7.2(g) of the Allied Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any Allied Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any Allied Company except in accordance with past practice disclosed in Section 7.2(g) of the Allied Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any Allied Company and any Person (unless such amendment is required by Law) that the Allied Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Allied Company or make any material change in or to any existing employee benefit plans of any Allied Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Allied Company for material money damages or restrictions upon the operations of any Allied Company; or

          (l) except in the ordinary course of business, modify, amend, or terminate any material Contract or waive, release, compromise, or assign any material rights or claims.

     7.3 Covenants of Regions. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects of the Regions Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. Allied shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. Allied shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) Allied shall mail the Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Allied shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of Allied shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such stockholders' approval.

     8.2 Exchange Listing. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of Allied Common Stock pursuant to the Merger.

     8.3 Applications. Regions shall promptly prepare and file, and Allied shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Georgia Certificate of Merger with the Secretary of State of the State of Georgia and execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions ("Confidential Information") and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. Each Party shall maintain the confidentiality of all Confidential Information obtained in connection with this Agreement or the transactions contemplated hereby unless (i) such information becomes publicly available through no fault of such Party, or was, is, or becomes available to that Party from a source other than the other Party or its Representatives, which source was itself not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality with respect to that information, or (ii) the furnishing or use of such information is required by proper judicial, administrative, or other legal proceeding, provided that the other Party is promptly notified in writing of such request, unless such notification is not, in the opinion of counsel, permitted by Law. Each Party and its Representatives will hold and maintain all Confidential Information in confidence and will not disclose to any third party or permit any third party access to any Confidential Information or the substance thereof provided that a Party may disclose Confidential Information to such of its Representatives who need to know such information in connection with the transactions contemplated hereby. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.7 Press Releases. Prior to the Effective Time, Regions and Allied shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no Allied Company nor any Affiliate thereof nor any Representatives thereof retained by any Allied Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Allied's Board of Directors as advised by counsel, no Allied Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Allied may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Allied shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Allied shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

     8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 State Takeover Laws. Each Allied Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     8.11 Charter Provisions. Each Allied Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Allied Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Allied Company that may be directly or indirectly acquired or controlled by it.

     8.12 Agreement of Affiliates. Allied has disclosed in Section 8.12 of the Allied Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Allied for purposes of Rule 145 under the 1933 Act. Allied shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Allied Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and Allied have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of Allied in exchange for shares of Allied Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and Allied have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of Allied pursuant to this Agreement to enforce the provisions of this Section 8.12). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.13 Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the Allied Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of Allied should be treated as service under Regions' qualified defined benefit plans,
(ii) service under any qualified defined contribution plans of Allied shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of Allied shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause Allied and its Subsidiaries to honor on terms reasonably agreed upon by the Parties all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.13 of the Allied Disclosure Memorandum to Regions between any Allied Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Allied Benefit Plans.

     8.14 Indemnification.

     (a) Regions shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the Allied Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia Law and by Allied's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Regions is required to effectuate any indemnification, Regions shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.14.

     (c) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

     8.15 Certain Modifications. Regions and Allied shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and Allied shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and Allied also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Parties' representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.15.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

     (a) Stockholder Approval. The stockholders of Allied shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Regions would not, in its reasonable judgment, have entered into this Agreement.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary,

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

preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

     (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

     (f) Exchange Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS, subject to official notice of issuance.

     (g) Tax Matters. Each Party shall have received a written opinion or opinions from Alston & Bird in a form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of Allied Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of Allied with respect to such exchange (except to the extent of any cash received). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Allied and Regions reasonably satisfactory in form and substance to such counsel.

     (h) Pooling Letter. Each of the Parties shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Allied set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Allied set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Allied set forth in Sections 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Allied set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Allied; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of Allied or to a matter being "known" by Allied shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Allied to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Allied shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Allied's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Affiliate Agreements. Regions shall have received from each affiliate of Allied the affiliates agreement referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of Regions that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

     9.3 Conditions to Obligations of Allied. The obligations of Allied to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Allied pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.14 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.14) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Regions shall have delivered to Allied (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Allied and its counsel shall request.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Allied, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of Allied; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Allied and Section 9.3(a) of this Agreement in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Allied and
     Section 9.3(a) of this Agreement in the case of Regions; or

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

          (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Allied fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Allied and Section 9.3(a) of this Agreement in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms as to its termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.12 and 8.14 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits (other than the Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

          "Allied Common Stock" shall mean the $1.00 par value common stock of Allied.

          "Allied Companies" shall mean, collectively, Allied and all Allied Subsidiaries.

          "Allied Disclosure Memorandum" shall mean the written information entitled "Allied Bancorp Disclosure Memorandum" delivered prior to 5:00 p.m., Eastern time, on the seventh day after the date of this Agreement, to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for purposes of any other Section or subsection not specifically referenced with respect thereto.

          "Allied Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Allied as of March 31, 1996, and as of December 31, 1995, and 1994, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for three months ended March 31, 1996 and for each of the three fiscal years ended December 31, 1995, 1994, and 1993, as filed by Allied in SEC Documents, and (ii) the consolidated balance sheets of Allied (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1996.

          "Allied Subsidiaries" shall mean the Subsidiaries of Allied, which shall include the Allied Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Allied in the future and owned by Allied at the Effective Time.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Delaware Certificate of Merger" shall mean the Certificate of Merger to be executed by Regions and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exhibits" 1 and 2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code.

          "Georgia Certificate of Merger" shall mean the Certificate of Merger to be executed by Regions and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq NMS" shall mean the National Market Service of Nasdaq.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either Allied or Regions, and "Parties" shall mean both Allied and Regions.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by Allied to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of Allied Common Stock.

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

          "Regions Disclosure Memorandum" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to Allied describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for purposes of any other Section or subsection not specifically referenced with respect thereto.

          "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of March 31, 1996, and the restated consolidated statements of condition (including related notes and schedules, if any) of Regions as of December 31, 1995 and 1994, the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1996 and the related restated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1995, 1994, and 1993, as filed by Regions in SEC Documents and reflecting the acquisition of First National Bancorp accounted for as a pooling of interests and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1996.

          "Regions Subsidiaries" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of Allied in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stock Option Agreement" shall mean the stock option agreement by and between Allied and Regions, in substantially the form of Exhibit 1.

          "Stockholders' Meeting" shall mean the meeting of the stockholders of Allied to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

          "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Closing                         Section 1.2
Effective Time                  Section 1.3
ERISA Affiliate                 Section 5.13(c)
Exchange Agent                  Section 4.1
Exchange Ratio                  Section 3.1(b)
Allied Benefit Plans            Section 5.13(a)
Allied Contracts                Section 5.14
Allied ERISA Plan               Section 5.13(a)
Allied Pension Plan             Section 5.13(a)
Allied SEC Reports              Section 5.5(a)
Indemnified Party               Section 8.14
Merger                          Section 1.1
Regions SEC Reports             Section 6.5(a)
Takeover Laws                   Section 5.19
Tax Opinion                     Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Except for Financial Consulting Associates, Inc. as to Allied, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by Allied or Regions, each of Allied and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of Allied Common Stock will be exchanged for Regions Common Stock shall not be amended after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Allied Common Stock entitled to vote thereon.

     11.6 Waivers.

     (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Allied, to waive or extend the time for the compliance or fulfillment by Allied of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, Allied, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Allied under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Allied.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Allied:            Allied Bankshares, Inc.
                   149 Main Street
                   Thomson, Georgia 30824
                   Telecopy Number: (706) 595-1149
                   Attention: Boone A. Knox
                              Chairman and Chief Executive Officer
Copy to Counsel:   Gilbert, Harrell, Gilbert, Sumerford & Martin
                   777 Gloucester Street, Suite 200
                   Brunswick, Georgia 31520
                   Telecopy Number: (912) 264-3917
                   Attention: H. Hall Ware III
Regions:           Regions Financial Corporation
                   417 N. 20th Street
                   Birmingham, Alabama 35203
                   Telecopy Number: (205) 326-7571
                   Attention: Richard D. Horsley
                              Vice Chairman and Executive
                                Financial Officer
Copy to Counsel:   Regions Financial Corporation
                   417 N. 20th Street
                   Birmingham, Alabama 35203
                   Telecopy Number: (205) 326-7571
                   Attention: Samuel E. Upchurch, Jr.
                              General Counsel

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Georgia relate to the consummation of the Merger.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                        ALLIED BANKSHARES, INC.

By: /s/  Ben O. Howell, Jr.                    By: /s/  Boone A. Knox
    --------------------------------------     ------------------------------------------
    Ben O. Howell, Jr.                             Boone A. Knox
    Secretary                                      Chairman and Chief Executive Officer
[CORPORATE SEAL]
ATTEST:                                        REGIONS FINANCIAL CORPORATION

By: /s/  Samuel E. Upchurch, Jr.               By: /s/  J. Stanley Mackin
    --------------------------------------     ------------------------------------------
    Samuel E. Upchurch, Jr.                        J. Stanley Mackin
    Corporate Secretary                            Chairman of the Board and Chief
                                                     Executive Officer
[CORPORATE SEAL]

                                                                      APPENDIX B

                               November   , 1996

Board of Directors
Allied Bankshares, Inc.
149 Main Street
Thomson, GA

Dear Members of the Board:

     You have asked us to advise you with respect to the fairness to the shareholders of Allied Bankshares, Inc. (the "Company"), from a financial point of view, of the per share purchase price and terms (the "Per Share Purchase Price and Terms") provided for in the Agreement and Plan of Merger dated as of June 13, 1996 (the "Merger Agreement") between the Company and Regions Financial Corporation ("Regions"). The Merger Agreement provides for a merger (the "Merger") of the Company and Regions pursuant to which the common shareholders of the Company will receive .2260 common shares of Regions for every common share of the Company.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Regions and the Company. We have also reviewed certain other information, including financial forecasts and budgets, provided to us by Regions and the Company, and have discussed with the Company's management the business and prospects of the Company.

     We have also considered certain financial and stock market data of Regions and the Company and we have compared that data with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Regions' and the Company's managements as to the future financial performance of Regions and the Company. In addition, we have not made an independent evaluation or appraisal of the assets of Regions or the Company and we have assumed that the aggregate allowances for loan losses for Regions and the Company are adequate to cover such losses. We have solicited third party indications of interest in acquiring the Company and have considered the results of that solicitation in arriving at our opinion.

     It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the Regions common stock necessarily will be when the Regions common stock is issued to the stockholders of the Company upon consummation of the Merger.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     It is understood that this opinion may be included in its entirety in any communication by the Company or the Board of Directors to the shareholders of the Company. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Per Share Purchase Price and Terms of the Merger are fair to the common shareholders of the Company from a financial point of view.

                                        Very truly yours,

                                        FINANCIAL CONSULTING ASSOCIATES, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.



ITEM 21.  EXHIBITS.



EXHIBIT
NUMBER                                   DESCRIPTION
------         -------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger, dated as of June 13, 1996 by and between Allied Bankshares, Inc. and
               Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 33-54231.
  5.    --     Form of Opinion re: legality.
  8.    --     Form of Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Arthur Andersen LLP
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville -- to be included in Exhibit 5.
 23.4   --     Consent of Alston & Bird -- to be included in Exhibit 8.
 23.5   --     Consent of Financial Consulting Associates, Inc. -- to be filed by amendment.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.



ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 26th day of November, 1996.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION

                                                  /s/ Richard D. Horsley
                                          BY: --------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



      SIGNATURE                       TITLE                                  DATE
-------------------------- ------------------------------             ------------------
/s/ J. Stanley Mackin
--------------------------  Chairman of the Board and                    November 26, 1996
J. Stanley Mackin           Chief Executive Officer and
                                   Director
/s/ Richard D. Horsley
--------------------------  Vice Chairman of the Board and               November 26, 1996
Richard D. Horsley          Executive Financial Officer
                                   and Director
/s/ Robert P. Houston
--------------------------  Executive Vice President and                 November 26, 1996
Robert P. Houston           Comptroller

--------------------------         Director                              November   , 1996
Sheila S. Blair

/s/ William B. Boles, Sr.
--------------------------         Director                              November 26, 1996
William B. Boles, Sr.

/s/ James B. Boone, Jr.
--------------------------         Director                              November 26, 1996
James B. Boone, Jr.

/s/ Albert P. Brewer
--------------------------         Director                              November 26, 1996
Albert P. Brewer

/s/ James S.M. French
--------------------------         Director                              November 26, 1996
James S.M. French

/s/ Catesby ap C. Jones
--------------------------         Director                              November 26, 1996
Catesby ap C. Jones

/s/ Olin B. King
--------------------------         Director                              November 26, 1996
Olin B. King

/s/ Henry E. Simpson
--------------------------         Director                              November 26, 1996
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
--------------------------         Director                              November 26, 1996
Lee J. Styslinger, Jr.

/s/ Robert J. Williams
--------------------------         Director                              November 26, 1996
Robert J. Williams

                               INDEX TO EXHIBITS



                                                               SEQUENTIALLY
EXHIBIT                                                           NUMBERED
NUMBER                           DESCRIPTION                        PAGE
-------      -------------------------------------------------  ------------
  2.1   --     Agreement and Plan of Merger, dated as of June 13, 1996 by and between Allied Bankshares, Inc. and
               Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 33-54231.
  5.    --     Form of Opinion re: legality.
  8.    --     Form of Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Arthur Andersen LLP.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville -- to be included in Exhibit 5.
 23.4   --     Consent of Alston & Bird -- to be included in Exhibit 8.
 23.5   --     Consent of Financial Consulting Associates, Inc. -- to be filed by amendment.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
